Registration No. 333-138727

As filed with the Securities and Exchange Commission on October 5, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2/A

SECOND AMENDMENT TO
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NATIONAL STORM MANAGEMENT, INC.

(Name of small business issuer in its charter)

Nevada	1520	04-3619346
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

National Storm Management, Inc.
999 North Main Street, Suite 105
Glen Ellyn, IL 60137
(630) 469-7663

 (Address and telephone number of principal executive offices)

Scott Knoll
Chief Financial Officer
National Storm Management, Inc.
999 North Main Street, Suite 105
Glen Ellyn, IL 60137
(630) 469-7663

(Name, address and telephone number of agent for service)

with copies to:

Michael W. Black
Ungaretti & Harris LLP
70 West Madison
Chicago, Illinois 60602
(312) 977-4463

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 5, 2007

PROSPECTUS

NATIONAL STORM MANAGEMENT, INC.

1,235,000 SHARES OF COMMON STOCK AND
100,000 SHARES OF CLASS B COMMON STOCK

This prospectus relates to: (i) the resale, from time to time, of up to 1,235,000 shares of Common Stock of National Storm Management, Inc., a Nevada corporation, by the selling stockholder named in this prospectus in the section “Selling Stockholders,” including its pledgees, assignees and successors-in-interest, whom we collectively refer to in this document as the “Selling Stockholders” and (ii) the resale, from time to time, of 100,000 shares of Common Stock by the Selling Stockholders upon the conversion of an equal number of their Class B Common Stock into Common Stock.  The Selling Stockholders will offer and sell their shares at a price between $0.01 and $1.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. If the Selling Stockholders were to sell all eligible shares in the price range stipulated herein, the Selling Stockholders would receive proceeds of in an amount between $13,350 and $2,002,500.  The Company is not selling any shares of Common Stock or Class B Common Stock in this offering and therefore will not receive any proceeds from this offering, but will receive funds from the exercise of warrants held by the Selling Stockholders, if exercised.  All costs associated with this registration will be borne by the Company.

The Company’s Common Stock is traded on the Pink Sheets under the symbol “NSMG.PK.”

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE INVESTING.

NO UNDERWRITER OR PERSON HAS BEEN ENGAGED TO FACILITATE THE SALE OF SHARES OF COMMON STOCK IN THIS OFFERING. AFTER THE ACCOMPANYING REGISTRATION STATEMENT IS DECLARED EFFECTIVE BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, THE SALE OF ALL THE COMMON STOCK IN THIS OFFERING MAY BE SOLD BY THE SELLING STOCKHOLDERS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is [-], 2007

PROSPECTUS SUMMARY

The following is only a summary of the information included in the prospectus. To understand this offering fully, you should read the entire prospectus carefully, including our “Risk Factors” section and our Financial Statements and the notes to the Financial Statements before making any investment in National Storm Management, Inc.

Our Company

National Storm Management, Inc. (the “Company” or “we”) is a storm restoration management firm specializing in residential home repair from the effects of wind and hail damage to residents in Florida, Illinois, Indiana, Minnesota, Louisiana, Ohio and Kentucky.  The Company offers complete exterior packages for residential and commercial applications that include siding, roofing, gutters, windows, doors, soffit, facia wrap, vinyl railing, vinyl fences, custom copper work, decorative aluminum and vinyl trim and custom metal work. Once established in a market, the Company expands its operations through the acquisition and/or development of off-season retail operations.  One of our subsidiaries, Pinnacle Roofing, Inc., is currently repairing homes in Florida and Louisiana that were damaged by hurricanes Charlie, Francis and Katrina.

The Company is the parent corporation of National Storm Management Services, Inc., which in turn owns (i) KSMS Illinois LLC, an Illinois limited liability company doing business as ABC Exteriors, (ii) Pinnacle Roofing, Inc., a Florida corporation qualified to do business in Mississippi and Louisiana, (iii) KSMS Missouri LLC, a Missouri limited liability company doing business as MSM Builders and Remodelers, (iv) WRS, Inc., a Minnesota corporation, (v) KSMS Maryland LLC, a Maryland limited liability company doing business as First Class Builders, (vi) KSMS Ohio, LLC, an Ohio limited liability company doing business as First Class Roofing and Siding (vii) KSMS Nebraska, Inc, a Nebraska corporation, and (viii) KSMS Kentucky LLC, a Kentucky limited liability company doing business as ABC Exteriors.  We currently have approximately 25 full-time employees with 8 regional administrative offices — one in each of Minnesota, Illinois, Indiana, Louisiana, Florida and Kentucky, and two in Ohio.

The Offering

This prospectus relates to: (i) the resale, from time to time, of up to 1,235,000 shares of our Common Stock by the Selling Stockholders and (ii) the resale, from time to time, of 100,000 shares of our Common Stock by the Selling Stockholders upon the conversion of an equal number of their shares of Class B Common Stock into Common Stock.  Some of the shares of Common Stock have already been issued in private transactions and some are issuable in the future upon the exercise or conversion of securities that have already been issued in private transactions as described below.  The shares of Class B Common Stock were declared as a stock dividend payable to each stockholder of record on October 27, 2006, as described in the “Description of Securities” section below.

On December 28, 2005 the Company sold 1,000,000 restricted shares of Common Stock at a price of $0.15 per share to Nite Capital, L.P., of which Nite Capital currently owns 235,000 shares of Common Stock.  This transaction also included common stock purchase warrants that would allow Nite Capital to purchase up to 1,000,000 shares of the Company’s Common Stock at an exercise price of $0.20 per common share.  Nite Capital received 50,000 shares of the Company’s Class B Common Stock as a result of the stock dividend to all Common Stock holders of record on October 27, 2006.  Nite Capital is entitled to receive up to an additional 50,000 shares of the Company’s Class B Common Stock if it exercises its warrants to purchase up to an additional 1,000,000 shares of the Company’s Common Stock.

The Selling Stockholders will offer and sell their shares at a price between $0.01 and $1.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. If the Selling Stockholders were to sell all eligible shares in the price range stipulated herein, the Selling Stockholders would receive proceeds of in an amount between $13,350 and $2,002,500.

Selected Financial Data as of  June 30, 2007

Consolidated Balance Sheet Data	Actual
Current Assets	$838,758
Total Assets	2,155,248
Current Liabilities	5,103,519
Total Liabilities	5,130,841
Total Shareholder Equity (Deficit)	(2,975,592)

Consolidated Income Statement Data	Actual
Revenues (3 month period)	2,445,833
Net Income (3 month period)	(1,137,952)
Net Income Per Share (on a fully diluted basis)	(0.01)

RISK FACTORS

Investors should carefully consider the following factors that could cause the Company’s operating results and financial condition to be materially affected. New risk factors may emerge at any time, and management cannot predict those risks or estimate the extent to which they may affect the Company’s financial performance.

National Storm Management, Inc. has a limited operating history and estimates of revenues and profits are highly speculative.

The Company has a limited operating history. There can be no assurance that the Company can be sustained on an ongoing basis. The Company’s prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, many of which are discussed below. Management’s expectations for future business performance is therefore highly speculative and our security holders could lose their entire investment. There is no basis other than the judgment of and assumptions made by the Company’s management on which to estimate the volume of sales and the amount of revenues that the Company’s planned operations may generate, or regarding other aspects of the planned operations of the Company. At December 31, 2005 and December 31, 2006 the total liabilities of the Company exceeded its total assets. Technically, the Company is insolvent and could be unable to meet its financial obligations as they become due. Investors in our securities could lose their entire investment.

We face significant competitive risks.

The insurance restoration business is highly competitive. We face competition from many large and small companies. Many of these companies have financial resources far greater than ours and have greater leverage in obtaining supplies and materials, business and personnel. A high degree of competition is expected to continue and there are no significant barriers to entry into this business. Our business may be adversely affected by these factors in a manner that causes our shareholders to lose their entire investment.

We are highly dependent on our management and our business would be materially adversely affected if any of our executives leave.

The operations and financial success of the Company are significantly dependent on the Chief Executive Officer who is the sole member of the board of directors. Our Vice President and Chief Financial Officer are also critical parts of our management team. In the event that the CEO, Vice President or CFO becomes unable or unwilling to continue to direct operations, the Company may lack the funds and financial resources to replace departing management, which would materially adversely affect the Company.

National Storm Management, Inc. is a holding company and its assets consist primarily of investments in its subsidiaries.

We are a holding company and our assets consist primarily of investments in our subsidiaries. Other than providing administrative support, the Company engages in no business directly. The subsidiaries are distinct legal entities and have no obligation to pay any dividends or make advances or loans to us. Since inception, the Company has not paid cash dividends on its Common Stock. Additionally, we may or may not declare a dividend on our Common Stock in the future.

We expect to make acquisitions that involve risk as part of our growth strategy.

We intend to supplement our growth by acquiring storm restoration companies in existing and new markets. Our acquisition strategy presents risks that, singularly or in any combination, could materially adversely affect our business, financial condition and results of operations. These risks include diverting management’s attention and resources to acquisitions, potential adverse effects on earnings resulting from the amortization of goodwill created in acquisitions and the contingent and latent risks associated with the past operations and unanticipated problems arising in the acquired businesses. The success of our acquisition strategy will depend on the extent to which we are able to identify, acquire, successfully integrate and profitably manage additional businesses and no assurance can be given that our strategy will succeed.

The Company’s Common Stock is traded on a limited market, making it difficult for investors to sell their shares.

There is a limited public market for the Company’s Common Stock. The Common Stock is currently quoted on the Pink Sheets (NSMG.PK).  The average trading volume of the Company’s Common Stock over the ten day period from August 23, 2007 to September 6, 2007 was 218,100 shares per day (as reported by Yahoo!® Finance on September 7, 2007). The trading price of the Company’s Common Stock could be subject to wide fluctuations in response to variations in quarterly results of operations, the gain or loss of significant customers, announcements of new products by the Company or its competitors, general conditions in our industry, and large shareholders selling or purchasing shares. There is no assurance that investors will be able to purchase additional shares or sell their shares within the time frame or at a price they desire.

The Company’s small market capitalization makes its Common Stock relatively more susceptible to market manipulation than large capitalization companies.

There is less reliable information publicly available about small capitalization companies. The securities of such companies, if traded in the public market, usually trade less frequently and in more limited volume than those of more established companies. Small capitalization companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies. Information about such companies can be extremely difficult to find, making them more vulnerable to investment fraud schemes. Small capitalization fraud depends on spreading false information distributed by junk e-mail or “spam” over the Internet, using aliases on Internet bulletin boards, chat rooms or telefax transmissions to post messages urging investors to buy stock in such companies based on supposedly “inside” information about impending developments at the companies, or by paying stock promoters to recommend or “tout” a stock in purportedly unbiased investment newsletters, research reports, or radio and television shows. The Company does not have control over such dissemination of false information regarding its stock.

The SEC is conducting an investigation regarding an alleged illegal touting or market manipulation of the Company’s stock.

The SEC is conducting an investigation regarding an alleged illegal touting or market manipulation of the Company’s securities in the wake of Hurricane Katrina by a shell company group not affiliated with the Company. In September 2005, the Company received a subpoena from the SEC requesting our then Chief Financial Officer to testify before the SEC and to provide documents. Our former Chief Financial Officer has testified under oath before the SEC and the Company has produced the requested information and is cooperating with the SEC. The Company has not been charged by the SEC with any violation. The SEC has taken action to enforce subpoenas against two individuals who are not connected with the Company.

The Company’s operating results may be adversely affected by mild weather.

The Company’s business is largely dependent on inclement weather that results in structural damage to commercial and residential buildings. Mild weather patterns could diminish the Company’s revenues and results of operations and harm its financial condition. Although the Company is attempting to provide off-season services to mitigate the risk of mild weather in the areas we service, such measures may be inadequate and there can be no assurance such measures will fully protect the Company from the effects of mild weather.

The Company’s operations are subject to uninsured risks.

The Company’s operations face possible risks that cannot be anticipated nor controlled, such as fires, vandalism, rioting and looting. The nature of these risks are such that some liabilities could exceed the Company’s insurance policy limits or may not be insurable. As a result, the Company could incur substantial costs that could adversely affect our future results of operations, cash flows or financial condition.

The Company’s operations are subject to post-storm environmental contamination.

The Company may perform storm restoration services in areas that are subject to post-storm environmental contamination, such as increased levels of bacteria, carcinogens and pathogens, that could create unsafe working conditions. The Company would not be able to perform storm restoration services until it could ensure safe working conditions for its employees and thus delay operations. As a result, the Company could incur substantial costs that could adversely affect our future results of operations, cash flows or financial condition.

The Company’s operations can be adversely affected by continued inclement weather.

The Company’s storm restoration services can be adversely affected by continued inclement weather, which could result in the prevention or delay of providing necessary restoration services. As a result, the Company could incur substantial costs that could adversely affect our future results of operations, cash flows or financial condition.

The Company’s operations are subject to employee accidents and injuries.

Although all required safety measures are taken by the Company, the nature of the Company’s storm restoration services could put the safety of its workers or those of its subcontractors at risk. The Company or its representatives routinely repair damaged rooftops, operate industrial and construction equipment and handle unwieldy supplies. An accident that results in significant litigation or a worker’s compensation claim could adversely affect our future results of operations, cash flows or financial condition and investors in our securities may lose the entire amount of their investment.

The Company entered into a loan agreement that allows the lender to convert the loan into additional Common Stock of the Company, which could result in significant dilution of shareholders’ Common Stock holdings.

The Company borrowed $1,000,000 from Trucolor, Inc. (Trucolor) in September 2005 to finance our operations pursuant to a note convertible into shares of Common Stock of the Company. Trucolor may require the Company to repay the outstanding amount of the loan by issuing to Trucolor shares of the Company’s Common Stock at a conversion price of $0.20 per share. If Trucolor elects to have the entire amount of the loan repaid with Common Stock, then Trucolor would own 5,000,000 shares, or approximately 4.5%, of the Company’s outstanding Common Stock (provided that the Company has not issued additional shares from the date of this registration statement to the date Trucolor is issued its Common Stock) and such conversion of debt to equity would result in dilution of the shareholders’ stock in the Company. Upon the Company receiving the initial $500,000 from Trucolor, the Company agreed to prepare and file a Nevada registration statement to qualify the issuance as exempt from registration under SEC Rule 504. Under the terms of the note, the loan will mature when such registration statement becomes effective. However, the Company has decided it would not pursue registration in Nevada.  In addition, the Company has issued, subsequent to the issuance of the Trucolor, Inc. note, additional shares of Common Stock to other purchasers such that the issuance of Common Stock to Trucolor cannot satisfy the requirements under SEC Rule 504 due to the Company being limited under Rule 504 to issuing no more than $1 million of securities within a  twelve month period.

The Company has entered into loan agreements which are guaranteed by a personal guaranty of our Chief Executive Officer and also by a substantial amount of Company Common Stock held in the name of the Company and Company Common Stock owned by our Chief Executive Officer.

On January 30, 2007, the Company borrowed $500,000 from John M. Fife.  In connection with such loan, the Company issued an original issue discounted note pursuant to which the Company was obligated to pay Mr. Fife $825,000 on July 30, 2007. On each of February 26, 2007, April 11, 2007, May 17, 2007 and June 29, 2007, the Company borrowed an additional $250,000 from Mr. Fife, and the note was amended such that on July 30, 2007, the Company was obligated to pay Mr. Fife an aggregate of $2,481,000. The Company pledged 23,000,000 shares of its Common Stock to secure its obligations under the note.  In addition, the note is secured by a personal guaranty of the Company’s CEO, Terry Kiefer, and the guaranty is in turn secured by a pledge of 17,000,000 shares of the Company’s Common Stock owned by Mr. Kiefer. The Company defaulted on the note and subsequently entered into a Partial Settlement Agreement dated August 15, 2007 with Mr. Fife pursuant to which we have agreed to issue to Mr. Fife, pursuant to Section 3(a)(10) of the Securities Act, an aggregate of 12,000,000 shares of freely tradable Common Stock as payment of $800,000 due and payable under the note and as partial settlement of Mr. Fife’s claims, leaving a balance of $1,681,000 due and owing under the note.  To date, we have issued 4,000,000 shares to Fife, and are scheduled to issue 4,000,000 on or about November 2, 2007 and 4,000,000 on or about January 4, 2008.

On August 31, 2007, the Company borrowed $250,000 from Mr. Fife. In connection with such loan, the Company issued an original issue discounted note pursuant to which the Company is obligated to pay Mr. Fife $375,000 on February 28, 2008.  On September 26, 2007, the Company borrowed an additional $150,000 from Mr. Fife, and the note was amended such that on February 28, 2008, the Company will be obligated to pay Mr. Fife $600,000.  The Company has pledged 7,500,000 shares of its Common Stock to secure its obligations under the note. In addition, the note is secured by a personal guaranty of the Company’s CEO, Terry Kiefer. (See “DESCRIPTION OF BUSINESS – Fife Loans” in this prospectus).

An inability to obtain bonding would have a negative impact on our operations and results.

We generally are required to provide surety bonds securing our performance under our contracts. An inability to obtain surety bonds would significantly impact our ability to obtain new contracts, which would have a material adverse effect on our business.

Temporary shortages or disruptions in the supply of materials could negatively impact our results of operations.

Temporary shortages or disruptions in the supply of materials or the availability of transportation can occur from time to time from a variety of causes. If we experience temporary shortages or disruptions in the supply of materials or the availability of transportation, our operating results could be materially adversely affected.

Our ability to increase productivity and profitability may be limited by the availability of skilled roofing labor.

The timely provision of high quality repair, restoration, re-roofing and new roof construction services requires an adequate supply of skilled roofing labor. The supply of roofing labor is sensitive to economic and competitive conditions and demand for roofing services. Increasing our productivity and profitability may be limited by our ability to employ, train and retain the skilled roofing laborers necessary to meet our service requirements. If there are shortages of skilled labor there can be no assurance that we will be able to maintain an adequate skilled labor force necessary to operate efficiently.

We are subject to various federal, state and local regulations that increase our costs of doing business.

Our business is subject to various federal, state, and local laws, regulations and ordinances relating to, among other things, the licensing and certification of roofing contractors, OSHA standards, advertising, building and zoning regulations and environmental laws and regulations relating to the disposal of demolition debris and other solid wastes. In certain jurisdictions, we or one of our employees is required to be a licensed contractor. In addition, many jurisdictions require us to obtain a building permit for each roofing project. We are also subject to certain federal, state and local laws and regulations, which, among other things, regulate our advertising, warranties and disclosures to customers. Although we believe that we have been and are currently in compliance in all material respects with such laws and regulations, there can be no assurance that in the future our results of operations will not be materially adversely affected by existing or new laws or regulations applicable to our business. Although the Company does not consider the cost of complying with these regulations to be material, any noncompliance could materially adversely affect its business and results of operations.

An inability to access financial markets could adversely affect the execution of the Company’s business plan.

The proceeds from the offerings described in “Recent Sales of Unregistered Securities” of Part II of this Form SB-2 are not sufficient to attain the Company’s financing and business expansion goals for the next 12 to 36 months. The Company expects to raise additional capital through equity and debt issuances. No assurance can be given as to how much additional working capital will be required or that additional financing can be obtained on terms that will allow the Company to execute its business plans. Any additional debt or preferred equity securities issued by the Company will be senior to common equity holders in bankruptcy. The Company relies on access to both short-term money markets and longer-term capital markets as a significant source of liquidity for capital requirements not satisfied by cash flow from operations. Management cannot assure that the Company and its subsidiaries will maintain sufficient access to these financial markets based upon the Company’s current financial position. Moreover, certain developments outside of the Company’s control may increase the cost of borrowing or restrict its ability to access one or more financial markets. Such developments could include an economic downturn, an increase in interest rates or a weakening of the Company’s financial position.

We may issue additional Common Stock to finance our expansion plans, which would cause dilution to current shareholders’ Common Stock holdings.

To finance our planned growth, the Company may issue additional Common Stock. While this new equity would provide the Company with much-needed liquidity if it is in fact raised, it would also result in further dilution of the shareholders’ Common Stock in the Company.  Shareholders of the Company do not have any preemptive rights to purchase additional shares of the Company’s Common Stock and thus may not be in a position to preserve their proportionate ownership of the Company.

The ability  to timely comply with SEC rules and regulations may be overly burdensome to the Company.

Upon our registration statement on this Form SB-2 becoming effective, the Company will be subject to the filing requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to the Exchange Act, the Company will be required to file quarterly and annual reports and reports regarding certain interim current activities. If the Company is unable to timely file the necessary SEC reports, it could cause the public to lose confidence in the Company and materially adversely affect the Company’s stock price and ability to raise capital.

If we are unable to certify the effectiveness of our internal control over financial reporting, we could suffer a loss of public confidence in our internal control, which could have a negative impact on our financial performance and the market value of our Common Stock.

Item 308 of SEC Regulation S-K, which was promulgated pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, requires us to provide an annual report on our internal control over financial reporting, including an assessment as to whether or not our internal control over financial reporting is effective beginning with our Annual Report on Form 10-K or Form 10-KSB for the fiscal year ended December 31, 2007.  We will also be required to have our auditors attest to our assessment and our CEO and CFO to individually opine on the effectiveness of our internal control over financial reporting. We have not yet begun efforts to assess the effectiveness of the design and operation of our internal controls and, when we do perform this assessment, we may find deficiencies or material weaknesses in our internal control over financial reporting. Furthermore, if we or our auditors are unable to timely complete an assessment of our internal control over financial reporting or review of our assessment efforts, we would be deficient in our reporting obligations under the Exchange Act, which may restrict our access to capital markets. Under any of these circumstances, we could be subjected to additional regulatory scrutiny and suffer a loss of public confidence in our internal control, which could have a negative impact on our financial performance and the market value of our Common Stock.

The Company will have to comply with the Penny Stock Rules.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure related to the market for penny stocks and for trades in any stock defined as a penny stock. The SEC has adopted regulations under this statute that defines a penny stock generally to be any non-NASDAQ equity security that has a market price of less than $5.00 per share. The SEC’s definition of a penny stock is likely to apply to the Company’s Common Stock. As such, the Common Stock would be subject to certain risks associated with trading in penny stocks. These risks include, but are not limited to, difficulty for investors in purchasing or disposing of shares, obtaining accurate bid and ask quotations, establishing the market value of the shares, and a lack of securities analyst coverage. Unless exempt, for any transaction in a penny stock, the rules require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC explaining important concepts involving the penny stock market, the nature of such market, terms used in such market, the broker/dealer’s duties to the customer, a toll-free telephone number for inquiries about the broker/dealer’s disciplinary history and the customer’s rights and remedies in case of fraud or abuse in the sale. Disclosure is also required with respect to commissions payable to both the broker/dealer and the registered representative and current quotations of securities. Also, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The Company’s CEO, who is the sole member of the Board of Directors, controls a substantial amount of our Common Stock and could delay or prevent a change of control.

Our CEO, who is the sole member of the Board of Directors, owns approximately 25.8% of the outstanding shares of our Common Stock, including shares in the name of the Company that are pledged to John Fife to secure the Company’s indebtedness and approximately 49.5% of the outstanding shares of our Class B Common Stock. As such, our CEO will exercise substantial control over our future direction and operation and such concentration of control may have the effect of discouraging, delaying or preventing a change in control and may also have an adverse effect on the market price of our Common Stock.

Nevada law may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our Common Stock.

We are subject to Sections 78.411 and 78.444 of the Nevada General Corporation Law (the “NGCL”) since we have more than 200 stockholders of record.  Such statutes prevent us from engaging in any “business combination” (as such term is defined in Section 78.416 of the NGCL) with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

(1)          prior to that date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2)          upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and by employee stock plans in which shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)          on or subject to that date, the business combination is approved by our board of directors and is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder

USE OF PROCEEDS

This prospectus relates to (i) shares of our Common Stock that may be offered and sold from time to time by the Selling Stockholders and (ii) shares of our Common Stock that may be offered and sold from time to time by the Selling Stockholders upon conversion of an equal number of their shares of Class B Common Stock into Common Stock.  The Selling Stockholders will offer and sell their shares at a price between $0.01 and $1.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. If the Selling Stockholders were to sell all eligible shares in the price range stipulated herein, the Selling Stockholders would receive proceeds of in an amount between $13,350 and $2,002,500.

There will be no proceeds to us from the sale of shares of Common Stock or Class B Common Stock in this offering by the Selling Stockholders.  However, we have received $150,000 in gross proceeds from our prior issuances of our Common Stock to Nite Capital, L.P.  The Company has used these proceeds for general corporate purposes  We expect to receive an additional $200,000 in future proceeds upon the effectiveness of the registration statement of which this prospectus is a part assuming Nite Capital, L.P. exercises warrants to purchase 1,000,000 shares of our Common Stock at a price of $0.20 per share.   The Company intends to use the $200,000 in expected future proceeds to pay trade payables.  The Company’s intention to pay trade payables is subject to change due to various factors, including the timing of the receipt of the proceeds.

Determination of Offering Price

The Selling Stockholders will offer and sell their shares at a price ranging from $0.01 to $1.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. This price range is an arbitrary number established by the Selling Stockholders with reference to recent trading activity on the Pink Sheets. It bears no relation to our assets, earnings, book value or any other objective criteria of value.

Selling STOCKHOLDERS

The following table sets forth the number of shares of Common Stock and Class B Common Stock beneficially owned by the Selling Stockholders as of the date of this prospectus.  We are not able to estimate the amount of shares that will be held by each Selling Stockholder after the completion of this offering because: (1) the Selling Stockholders may sell less than all of the shares registered under this prospectus; (2) certain Selling Stockholders may convert less than all of their debentures; (3) certain Selling Stockholders may exercise less than all of their warrants; and (4) to our knowledge, the Selling Stockholders currently have no agreements, arrangements or understandings with respect to the sale of any of their shares.  The Selling Stockholders are not making any representation that any shares covered by this prospectus will be offered for sale.

For a description of the relationship of the Selling Stockholders to us and how the Selling Stockholders acquired the shares to be sold in this offering, see The Offering section of the Prospectus Summary beginning on page 3. Based on information provided to us by the Selling Stockholders, the Selling Stockholders have sole voting and investment power with respect to their shares of Common Stock.

The total number of shares of Common Stock sold under this prospectus may be adjusted to reflect stock dividends, stock distributions, splits, combinations or recapitalizations.

Unless otherwise stated below, to our knowledge no Selling Stockholder nor any affiliate of such Selling Stockholder has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock and Class B Common Stock Beneficially Owned Before the Offering *	Percent of Common Stock and Class B Common Stock Beneficially Owned Before the Offering	Shares Available for Sales Under This Prospectus (1)	Number of Shares of Common Stock and Class B Common Stock Owned After Completion of the Offering (2)	Percent of Common Stock and Class B Common Stock Owned After Completion of the Offering (2)

Nite Capital, L.P.

Common Stock	1,235,000	1.11%	1,335,000	0	0%
Class B Common Stock	100,000	3.03%

*                    Beneficial ownership is determined in accordance with the rules of the SEC. Shares of Common Stock and Class B Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of September 7, 2007, are deemed outstanding for computing the percentage ownership of the stockholder holding options, warrants or other derivative securities, but are not deemed outstanding for computing the percentage ownership of any other stockholder.

Percentage of ownership is based on 111,041,559 shares of Common Stock and 3,302,323 shares of Class B Common Stock outstanding as of September 7, 2007.

(1)             Includes the Common Stock beneficially owned by the Selling Stockholders and the Class B Common Stock which may be converted into an equal number of shares of Common Stock by certain Selling Stockholders.

(2)             Assuming: (a) all currently outstanding debentures will be converted into Common Stock; (b) the currently outstanding warrants will be exercised for Common Stock and (c) all of the shares being registered pursuant to this prospectus will be sold.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors in interest, may sell Common Stock from time to time on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. Until our shares of Common Stock are approved for trading on the OTC Bulletin Board, the shares may only be sold at a price ranging from $0.01 to $1.50 per share.  Thereafter, these sales may be at fixed prices, or prevailing market prices or privately negotiated prices.  The Selling Stockholder may use any one or more of the following methods when selling shares:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	an exchange distribution in accordance with the rules of the applicable exchange;

-	privately negotiated transactions;

-	settlement of short sales;

-	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

-	a combination of any such methods of sale; and

-	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than this prospectus, provided that such Selling Stockholders meet the criteria and comply with the requirements of Rule 144.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

We can provide no assurance that all or any of the Common Stock offered will be sold by the Selling Stockholders.

The Selling Stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the Common Stock. The Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In particular, during such times as the Selling Stockholders may be deemed to be engaged in a distribution of the Common Stock, and therefore be considered to be an underwriter, they must comply with applicable law and be required to, among other things:

-	Not engage in any stabilization activities in connection with our Common Stock;

-	Furnish each broker or dealer through which Common Stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer;

-	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

If an underwriter is selected in connection with this offering, an amendment will be filed to identify the underwriter, disclose the arrangements with the underwriter, and we will file the underwriting agreement as an exhibit to this prospectus.

The Selling Stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M.  These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the Selling Stockholders or any other such person. In the event that the Selling Stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the Selling Stockholders will not be permitted to engage in short sales of Common Stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.

We will receive no proceeds from sales of any shares by the Selling Stockholders.

Legal Proceedings

Convertible Promissory Note Dispute

A petition was filed in the County Court of Dallas County on March 22, 2006 by Trucolor, Inc. against the Company and others, including our Chief Executive Officer and former Chief Financial Officer. The petition, Trucolor, Inc. vs. National Storm Management, Inc.; National Storm Management Services, Inc.; Barron Moore Holdings, Inc.; Terry Kiefer; and Thomas Ljupce Bojadzijev, No. 06-2594-D, alleges fraud, negligent misrepresentation, civil conspiracy and breach of contract. According to the petition, Barron Moore arranged a transaction between Trucolor and the Company in which the Company issued a convertible promissory note from Trucolor in the principal amount of $1,000,000. The terms of the promissory note allowed conversion of the debt into 5,000,000 shares of the Company’s Common Stock at a value of $0.20 per share. Trucolor alleges that the Company fraudulently diluted the existing shares of the Company’s stock by issuing shares to the Company’s Chief Executive Officer, thereby reducing the value of the stock to be received upon conversion of the promissory note. Trucolor is seeking actual and special damages, consequential and incidental compensatory damages, and punitive damages. The Company believes this claim is without merit and intends to vigorously defend itself. Barron Moore has been dismissed from the suit and the Company has filed a countersuit, alleging, among other things, that Trucolor has committed securities fraud involving the Company’s Common Stock. The parties are in the final stages of settlement. The settlement amount, to be paid by an issuance of Common Stock, shall be $1,050,000, representing the principal amount under the note plus $50,000 interest.

Debt Collection Dispute Settlement

The Company recently settled a lawsuit filed against it by Shelter Distribution, Inc. that alleged failure by the Company to pay for materials supplied to the Company.  In settlement, the lawsuit was dismissed and the Company agreed to pay Shelter Distribution an aggregate of $309, 984.71 as follows: $40,000 on August 15, 2006 and $10,000 on the 15th day of each month thereafter until December 15, 2007, at which time the entire balance of $179,000.00 will be due and payable.

Federal Telephone Consumer Protection Act Dispute

A complaint was filed in the District Court of the Fourth Judicial District Utah County on May 9, 2006 by Mark Hasson against the Company and others. The complaint, Mark Hasson vs. A-Plus Lending Group, LLC, et al including National Storm Management, Inc., Case No. 060401449, alleges violations of the Federal Telephone Consumer Protection Act (TCPA), violations of the federal regulations promulgated thereunder, and violations of the Utah Telephone and Facsimile Solicitation Act (TFSA). According to the complaint, on August 31, 2005, September 5, 2005 and September 8, 2005, the Company violated the  CPA, the regulations promulgated thereunder and the TFSA by willfully and knowingly using a telephone facsimile machine, computer, or other device to send an unsolicited advertisement to Mr. Hasson’s telephone facsimile machine. Mr. Hasson is seeking statutory damages in the amount of $10,500. The Company believes this claim is without merit and intends to vigorously defend itself. However, management is unable to predict the outcome of any litigation.

Demand Letters Seeking Payment for Advertising

The Company received a demand letter dated September 2, 2005 from Palm Beach Newspapers, Inc. demanding payment in the amount of $27,400 for advertising fees, plus costs of collection.  The Company and Palm Beach Newspapers have agreed upon a payment plan, pursuant to which the Company will pay approximately $5,480 per month for six months.

Directors, Executive Officers, Promoters and Control Persons

The following table sets forth certain information with respect to directors, executive officers, promoters and control persons:

Name	Age	Position	Officer Since	Term of Office
Terry Kiefer	46	President and Chief Executive Officer	May 2004	One-year terms
Donald Humphrey	65	Vice President	May 2004	Indefinite until removed
Scott Knoll	44	Chief Financial Officer	August 2006	Indefinite until removed

Terry Kiefer has been the President and Chief Executive Officer of the Company since May 2004. Mr. Kiefer is also the sole member of the Board of Directors of the Company. Prior to the transaction that consolidated the Company’s subsidiaries, Mr. Kiefer owned ABC Roofing, First Class Builders and MSM Builders under the name of the Terry Kiefer Business Group. He also owned Troy’s Roofing in New Orleans, Louisiana from January 2000 to December 2001. Each of these companies is in the roofing and siding industry. As owner, Mr. Kiefer was responsible for the daily operations and financial management of each company. From 1999 to 2000, Mr. Kiefer worked as a sales representative of Midwest Timberoof in Burnsville, Minnesota where he was responsible for soliciting customer business.

Donald Humphrey has been the Vice President of the Company since May 2004. Prior to working for the Company, Mr. Humphrey was the general sales manager for the Terry Kiefer Business Group for 4 years where he was responsible for hiring and managing the sales force, conducting the marketing operations and managing the customer order flow.

Scott Knoll has been the Chief Financial Officer of the Company since August 2006.  Prior to working for the Company, Mr. Knoll was the Chief Financial Officer for WhittmanHart, Inc., a business and technology services provider, for 5 years.  Mr. Knoll was involved in raising capital, managing acquisitions and an initial public offering.  His responsibilities included building a finance and accounting team and developing operational policies and procedures.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of September 7, 2007, the beneficial Common Stock and Class B Common Stock ownership of (i) our Chief Executive Officer, who is the sole member of our board of directors, (ii), each person known by us to be a beneficial holder of 5% or more of our Common Stock (iii)  each of the named executive officers and (iv) the number of shares of our Common Stock beneficially owned by all directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned		Percent of Class (2)	Number of Shares of Class B Common Stock Beneficially Owned	Percent of Class (2)
Terry Kiefer 999 North Main Street, Suite 105 Glen Ellyn, Illinois 60137	28,690,921		25.8%	1,633,959	49.5%

John Fife 303 East Wacker Drive, Suite 311 Chicago, Illinois 60601	20,719,365	(3)	18.7%	0	0%

Trucolor, Inc. 7633 East 63rd Place, Suite 210 Tulsa, Oklahoma 74133	5,000,000	(4)	4.5%	0	0%

Donald Humphrey 999 North Main Street, Suite 105 Glen Ellyn, Illinois 60137	2,625,000	(5)	2.4%	0	0%

Scott Knoll 999 North Main Street, Suite 105 Glen Ellyn, Illinois 60137	400,000	(6)	0.36%	0	0%

Total Officers and Directors as a Group (3 Persons)	31,715,921		28.6%	1,633,959	49.5%

(1)            On January 30, 2007, the Company borrowed $500,000 from John M. Fife.  In connection with such loan, the Company issued an original issue discounted note pursuant to which the Company was obligated to pay Mr. Fife $825,000 on July 30, 2007. On each of February 26, 2007, April 11, 2007, May 17, 2007 and June 29, 2007, the Company borrowed an additional $250,000 from Mr. Fife, and the note was amended such that on July 30, 2007, the Company was obligated to pay Mr. Fife an aggregate of $2,481,000. The Company pledged 23,000,000 shares of its Common Stock to secure its obligations under the note.  In addition, the note is secured by a personal guaranty of the Company’s CEO, Terry Kiefer, and the guaranty is in turn secured by a pledge of 17,000,000 shares of the Company’s Common Stock owned by Mr. Kiefer. The Company defaulted on the note and subsequently entered into a Partial Settlement Agreement dated August 15, 2007 with Mr. Fife under which we have agreed to issue to Mr. Fife, pursuant to Section 3(a)(10) of the Securities Act, an aggregate of 12,000,000 shares of freely tradable Common Stock as payment of $800,000 due and payable under the note and as partial settlement of Mr. Fife’s claims, leaving a balance of $1,681,000 due and owing under the note. To date, we have issued 4,000,000 shares to Fife, and are scheduled to issue 4,000,000 on or about November 2, 2007 and 4,000,000 on or about January 4, 2008.

On August 31, 2007, the Company borrowed $250,000 from Mr. Fife. In connection with such loan, the Company issued an original issue discounted note pursuant to which the Company is obligated to pay Mr. Fife $375,000 on February 28, 2008.  On September 26, 2007, the Company borrowed an additional $150,000 from Mr. Fife, and the note was amended such that on February 28, 2008, the Company will be obligated to pay Mr. Fife $600,000.  The Company has pledged 7,500,000 shares of its Common Stock to secure its obligations under the note. In addition, the note is secured by a personal guaranty of the Company’s CEO, Terry Kiefer.

(2)            Percentage of ownership is calculated assuming that Mr. Fife exercises all of his outstanding warrants and that Messrs. Humphrey and Knoll exercise all of their options.  All such options are exercisable within 60 days of September 7, 2007.

(3)            John Fife owns 4,815,686 shares of Common Stock and may exercise warrants to purchase an additional 15,903,679 shares of Common Stock.  These numbers do not reflect the 8,000,000 additional shares Mr. Fife is scheduled to receive pursuant to a Partial Settlement Agreement with the Company dated August 15, 2007.

(4)            Trucolor, Inc. may convert any portion of its $1,000,000 Convertible Promissory Note into Common Stock at $0.20 per share.

(5)            Mr. Humphrey may acquire the Company’s Common Stock through the exercise of options granted under the Company’s Equity Incentive Plan.

(6)            Mr. Knoll may acquire the Company’s Common Stock through the exercise of options granted under the Company’s Equity Incentive Plan.

DESCRIPTION OF SECURITIES

The Company is authorized to issue a total of 310,000,000 shares, of which 300,000,000 shares are designated “Common Stock,” having a par value of $0.001 per share, and 10,000,000 shares are designated “Class B Common Stock,” having a par value of $0.001 per share.

The Class B Common Stock was created by an amendment to the Company’s Articles of Incorporation filed with the Nevada Secretary of State on October 6, 2006.  On October 20, 2006, the Company’s board of directors declared a stock dividend payable to each stockholder of record on October 27, 2006, equal to one share of Class B Common Stock for every twenty (20) shares of Common Stock held by such stockholder.  As further described below, the Class B Common Stock is generally not transferable but is convertible to Common Stock at any time.

Each share of Common Stock is entitled to one vote per share on all matters submitted to the stockholders for approval, including election of directors.  The Class B Common Stock is entitled to twenty (20) votes per share on all matters submitted to the stockholders for approval, including election of directors.  There is no cumulative voting.

Each share of Common Stock and Class B Common Stock is entitled to share ratably in any dividends as may be declared by our board of directors out of funds legally available therefor.  Each share of Common Stock and Class B Common Stock is entitled to share ratably in the distribution of the assets of the Company available for distribution upon dissolution and liquidation of the Company.

No holders of Common Stock or Class B Common Stock are entitled to preemptive rights, nor are any shares of Common Stock or Class B Common Stock subject to redemption.

All shares of Common Stock and Class B Common Stock now outstanding are fully paid, validly issued and non-assessable.  The Common Stock issuable upon conversion of the notes and exercise of the warrants by the Selling Stockholders will be, when issued in accordance with the terms thereof, fully paid and non-assessable.

The restrictions on the transferability of Class B Common Stock are set forth in the Company’s Amended and Restated Articles of Incorporation.  Stockholders are permitted to transfer their Class B Common Stock only to “permitted transferees,” which include spouses, any lineal descendants of a great grandparent of the holder of the Class B Common Stock, adopted children, the executor or administrator of the estate of the holder of the Class B Common Stock, the trustee of a trust for the sole benefit of the holder of the Class B Common Stock’s family members, and certain charitable organizations.   “Permitted transferees” are fully defined in subdivision 2(e) of the Company’s Amended and Restated Articles of Incorporation (see Exhibit 3.1).

DISCLOSURE OF COMMISSION POSITION
OF INDEMNIFICATION FOR SECURITIES LIABILITIES

The Company’s Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by the Nevada Revised Statutes, an officer or director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages due to breach of fiduciary duty by such officer or director. The Nevada Revised Statutes provide that unless a corporation’s articles of incorporation provide for greater individual liability, an officer or director is not liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as an officer or director unless it is proven that: (1) his act or failure to act constituted a breach of his fiduciary duties as an officer or director, and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against these liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CERTAIN RELATIONSHIPS, TRANSACTIONS AND CORPORATE GOVERNANCE

The Company’s CEO, Terry Kiefer, loaned an aggregate amount of $145,000 to the Company during the months of March 2006 through May 2006. Although the loan was not evidenced by an executed promissory note, the Company promised to repay the loan at an interest rate of 8% per annum in quarterly installments of interest only beginning on July 1, 2006 and continuing until June 30, 2009, at which time the unpaid principal and interest would be paid in full. However, the Company repaid the entire loan to Mr. Kiefer in two installments, one on May 23, 2006 and one on June 12, 2006.

On January 30, 2007, the Company borrowed $500,000 from John M. Fife.  In connection with such loan, the Company issued an original issue discounted note pursuant to which the Company was obligated to pay Mr. Fife $825,000 on July 30, 2007. On each of February 26, 2007, April 11, 2007, May 17, 2007 and June 29, 2007, the Company borrowed an additional $250,000 from Mr. Fife, and the note was amended such that on July 30, 2007, the Company was obligated to pay Mr. Fife an aggregate of $2,481,000. The note is secured by, among other things, a personal guaranty of the Company’s CEO, Terry Kiefer, and the guaranty is in turn secured by a pledge of 17,000,000 shares of the Company’s Common Stock owned by Mr. Kiefer. The Company defaulted on the note by failing to pay the amount due on July 30, 2007.  On August 8, 2007, Mr. Fife filed a complaint against the Company, alleging that the Company had defaulted under the terms of the note by failing to deliver additional shares of Common Stock to Mr. Fife pursuant to the terms of the stock pledge agreement executed in connection with the note. We entered into a Partial Settlement Agreement dated August 15, 2007 with Mr. Fife pursuant to which we agreed to issue to Mr. Fife, pursuant to Section 3(a)(10) of the Securities Act, an aggregate of 12,000,000 shares of freely tradable Common Stock as payment of $800,000 due and payable under the note and as partial settlement of Mr. Fife’s claims, leaving a balance of $1,681,000 due and owing under the note. To date, we have issued 4,000,000 shares to Fife, and are scheduled to issue 4,000,000 on or about November 2, 2007 and 4,000,000 on or about January 4, 2008.

In addition, on August 31, 2007, the Company borrowed $250,000 from Mr. Fife. In connection with such loan, the Company issued an original issue discounted note pursuant to which the Company is obligated to pay Mr. Fife $375,000 on February 28, 2008.  On September 26, 2007, the Company borrowed an additional $150,000 from Mr. Fife, and the note was amended such that on February 28, 2008, the Company will be obligated to pay Mr. Fife $600,000.  The note is secured by, among other things, a personal guaranty of Mr. Kiefer.

Previously, the company defaulted on an original issue discounted note with an aggregate face amount of up to $1,650,000 issued on July 24, 2006 to John Fife. The Company issued 9,000,000 shares of Common Stock to satisfy its obligations under the note. (See “DESCRIPTION OF BUSINESS – Fife Loans” in this prospectus).

Our CEO, Mr. Terry Kiefer is the sole member of our Board of Directors and is the largest stockholder of the Company, and therefore, the Company presently has no independent directors on the Board of Directors.

DESCRIPTION OF BUSINESS

History and Overview

National Storm Management, Inc. is a storm restoration management firm specializing in residential home repair from the effects of wind and hail damage. The Company offers complete exterior packages for residential and commercial applications that include siding, roofing, gutters, windows, doors, soffit, facia wrap, vinyl railing, vinyl fences, custom copper work, decorative aluminum and vinyl trim and custom metal work. Once established in a market, the Company expands its operations through the acquisition and/or development of off-season retail operations.

Our primary subsidiary, National Storm Management Services, Inc. (“Services”), was incorporated in Nevada on December 19, 2000. At that time Services was owned by our current chief executive officer, Mr. Terry Kiefer.  On March 12, 2002, Interim Capital Corp., an investment bank not affiliated with Mr. Kiefer or Services, formed a shell corporation in New York under the name The 18th Letter, Inc. Interim Capital Corp. negotiated a transaction between the Company and Services that would consolidate both entities under common ownership. On September 10, 2004, The 18th Letter, Inc. merged with The 18th Letter, Inc. Merger Sub, a Nevada corporation, for the sole and exclusive purpose of changing the Company’s domicile from New York to Nevada in anticipation of the business combination with Services. Immediately upon the effectiveness of the merger the name was changed from the 18th Letter, Inc. Merger Sub to National Storm Management, Inc. The majority owner of this corporation immediately after the change in domicile and name change was Mr. Richard Singer, owning 24 million shares of  Common Stock, with 6 million shares owned by various other shareholders.

On December 1, 2004, Mr. Kiefer, as the sole member or shareholder (as applicable) of (i) KSMS-Illinois LLC, an Illinois limited liability company doing business as ABC Exteriors, (ii) KSMS-Missouri, LLC, a Missouri limited liability company doing business as MSM Builders and Remodelers, (iii) KSMS-Minnesota, LLC, an entity that subsequently reorganized to become a Minnesota corporation on October 20, 2005 named WRS, Inc., (iv) KSMS-Maryland, LLC, a Maryland limited liability company doing business as First Class Builders, (v) KSMS-Ohio, LLC, an Ohio limited liability company doing business as First Class Roofing and Siding and (vi) KSMS-Nebraska, Inc., a Nebraska corporation, consolidated the ownership structure of these entities under Services by transferring all of the common shares and membership interests of the foregoing entities to Services in exchange for shares of common stock of Services.  As a result, Services became the parent company of the foregoing entities.

On February 24, 2005, Terry Kiefer sold all 1,236,614 outstanding shares of Services’ common stock to the Company in exchange for 34,000,000 newly issued shares of the Company’s Common Stock. Concurrently with the Company’s purchase of Services, Mr. Singer sold 24,000,000 shares of the Company’s Common Stock to the Company in exchange for payment of $30,000 by Interim Capital Corp., and the Company cancelled these shares. The remaining stockholders of the Company retained their 6,000,000 shares of Common Stock. As a result of these transactions, the Company had 40,000,000 outstanding shares of Common Stock, Mr. Kiefer owned 85% of the Company, the remaining stockholders owned 15% of the Company and the Company became the sole owner of Services. On the same day as the stock sale, in consideration for the services that Interim Capital Corp. provided to consolidate the ownership structure of the Company and Interim Capital Corp.’s payment to Mr. Singer, the Company granted an option to purchase 2,000,000 shares of the Company’s Common Stock at an exercise price of $0.75 to Shocker 100 Index, LP, in which Interim Capital Corp. is the general partner.

On September 21, 2004 Services acquired all of the outstanding stock of Pinnacle Roofing, Inc., a Florida corporation also qualified to do business in Mississippi and Louisiana. Pinnacle Roofing was purchased for $100,000 paid in four installments beginning on September 21, 2004 and ending May 21, 2005. The transaction was financed with money earned through operations paid for using cash on hand.  As a condition of the sale, the Company entered an employment agreement with the former owner, Michael “Dean” Yancey.

The Company is the parent corporation of Services, which in turn owns (i) KSMS Illinois LLC, an Illinois limited liability company doing business as ABC Exteriors, (ii) Pinnacle Roofing, Inc., a Florida corporation qualified to do business in Mississippi and Louisiana, (iii) KSMS Missouri LLC, a Missouri limited liability company doing business as MSM Builders and Remodelers, (iv) WRS, Inc., a Minnesota corporation, (v) KSMS Maryland LLC, a Maryland limited liability company, (vi) KSMS Ohio, LLC, an Ohio limited liability company doing business as First Class Roofing and Siding (vii) KSMS Nebraska, Inc., a Nebraska corporation and (viii) KSMS Kentucky LLC, a Kentucky limited liability company doing business as ABC Exteriors.

The Company’s subsidiaries operate as administrative offices in the regions that the Company provides storm restoration services. Approximately 65 percent of the Company’s revenues currently are derived from restoration and repair services performed in Florida. The Company has purchased established local companies in order to capitalize on name recognition in a particular area.  ABC Exteriors, located at the Company’s headquarters in Glen Ellyn, Illinois, has been serving the Chicago area for approximately 20 years and was purchased by the Company in September 2003. Pinnacle Roofing, located in Florida and also serving Louisiana, has been operating for approximately 5 years and was purchased by the Company in September 2004.  MSM Builders and Remodelers was established in the St. Louis, Missouri area in December 2001.  The Company discontinued operations in Missouri in September 2006 because anticipated sales did not occur.  The Company uses the trade name First Class Roofing and Siding, which originally serviced the Maryland and  Virginia areas, and its recently established operations in Columbus, Ohio.  The Company established an office in Indianapolis, Indiana in 2006.

The Company provides insurance restoration services related to residential hail and wind damage repair to residents in Florida, Illinois, Indiana, Minnesota, Louisiana, Ohio and Kentucky. The Company currently provides residential emergency storm repair and/or replacement of roofing, siding, gutters, windows and sundry exterior items. One of our subsidiaries, Pinnacle Roofing, Inc., is currently repairing homes in Florida and Louisiana that were damaged by hurricanes Charlie, Francis and Katrina.

We currently have approximately 25 full-time employees in our 8 regional administrative offices — one in each of Minnesota, Illinois, Indiana, Louisiana, Florida and Kentucky and two in Ohio. Each regional administrative office typically employs a general manager, production manager, sales manager, collection specialist, production assistant and receptionist. The Company also employs field sales managers and regional quality control managers to supervise production crews and interact with the customers.  The Company, through its subsidiary Pinnacle Roofing, employs approximately 20 additional full-time employees as service personnel in Florida.

In addition to our full-time employees, the Company has over 40 commissioned non-employee salespersons who are independent contractors. The Company, through its local subsidiary in the market served, enters into a sales agreement with each individual to represent the Company. The Company typically engages 5 to 12 independent commissioned salespeople per location. The Company has offices in Florida, Illinois, Indiana, Louisiana, Minnesota, Ohio and Kentucky for its sales staff.

Except for its operations in Florida, the Company relies heavily on subcontractors to perform essentially all physical restoration and off-season work. The regional administrative office hires production crews that work for an independent contractor. The Company bases its need for labor on the extent of storm damage in an area the Company services. Each production crew typically consists of four to eight laborers. The Company requires each subcontractor to provide the Company with evidence of general liability and workers compensation insurance. Subcontractors pick up customer job specifications from the Company’s production offices and perform the work for which the Company has contracted with the customer.

The Company is a member of the National Roofing Contractors Association (NRCA) and the Better Business Bureau. The Company maintains certifications with the major insurance companies, such as State Farm Insurance, Allstate, Farmers Insurance Group and many others for storm-related claims. The Company acts as a liaison between homeowners and the insurance companies after a storm damages a homeowner’s property. The Company evaluates the storm damage to a home using Exactimate® software and prepares a cost estimate of the needed repairs and delivers it to the insurance company. The insurance company adjuster reviews the Company’s estimate of the damage to the homeowner’s property, makes adjustments based on an internal assessment of the damage and reimburses the homeowner for the cost of the repairs. If the insurance company reimburses a homeowner for less  than the estimated cost of repair, the Company tries to negotiate with the insurance company to reconcile any discrepancies. Typically, discrepancies between the Company’s estimate and insurance company’s reimbursement result from differences in measurements of a home’s damage, labor costs, misstatements regarding needed repairs or not including a damaged area in the insurance company’s computation. The Company does not proceed with the restoration until the differences are reconciled.  After the catastrophic damage to the Gulf region caused by Hurricane Katrina, insurance carriers have focused their attention to claims where there has been total devastation.  Only recently have these insurance companies evaluated claims for the areas where the Company has established operations.

In most instances, the Company is required  to obtain a roofing license before it can perform storm restoration services. The Company maintains roofing licenses in various states and often such licenses are recognized through reciprocal agreements between neighboring states, allowing the Company to perform storm restoration services in multiple states under one roofing license. If a state does not have a reciprocal agreement with a state where the Company is licensed, then the Company is required to pass the state’s examination requirements in order to be licensed. The Company has several employees who may take such examination. The cost of a roofing license is approximately $750. Upon successful completion of the roofing exam, the Company becomes eligible to post the necessary construction permits and provide the required insurance to satisfy a state’s specific construction requirements. The cost for construction permits range from $25 to $500 depending on jurisdiction. After repair work commences, the subcontractor usually disposes of waste material at a local landfill. Landfill dumping fees typically range between $200 to $400.

Development Plans

We seek to become a leading provider of insurance restoration services.  The Company focuses its efforts on household restoration resulting from wind and hail damage.  Management plans to offer exceptional value and consistent performance to our customers.  We plan to bring two key elements together to generate success — effectuate an aggressive marketing strategy that fosters the growth and development of our Company and provide superior customer service to our clients.  In doing so, the Company strives to increase the value of its Common Stock.

The Company’s strategy to succeed includes: (i) providing customers with timely, professional services that are competitive with industry standards; (ii) optimizing client retention by providing value, receiving positive marketing exposure, and achieving timely completion of customer expectations, (iii) broadening our scope of services outward from hail damage and hurricane restoration to cover restoration due to tornadoes and floods and (iv) expanding operations and services through the acquisition of similar smaller companies operating in both the insurance restoration and retail sales/services sectors.

The Company purchased a roofing operation in Orlando, Florida in September 2004.  We entered this market to restore residential damage caused by seven hurricanes that passed through Florida during the 12 month period from August 2004 to July 2005. The Company also opened offices in Mississippi and Minnesota in 2005 and in Louisiana and Indiana in 2006.  The Company discontinued operations in Mississippi in September 2006.  These states historically experience severe weather seasons that cause hail, tornado, hurricane and flood damage.  Additionally, the normal wear and tear on roofs, siding, and gutters on houses in the southern states is accelerated significantly by the heat of the summer. The Company opened offices in Akron, Ohio and Lexington, Kentucky in June 2007 to provide service in connection with significant hailstorms in those locations.

The Company conducted operations in Virginia and Maryland during 2002 and 2003.  The Company procured a Maryland roofing license which the state of Virginia recognized through a reciprocal agreement with Maryland. After the storm restoration work was complete in this area, the Company decided not to enter into the retail segment in Maryland and Virginia and the roofing licenses subsequently expired.  We closed our Virginia and Maryland offices due to capital restraints, but maintained a local telephone number forwarded to the Glen Ellyn, Illinois office for any service issues pertaining to the work the Company performed in these states. In order to re-establish operations in these areas the Company must renew its roofing license and establish an administrative office.  The Company may proceed with this course of action if a storm were to damage this region again.

Industry & Target Market

Severe weather, such as ultraviolet light, heat, wind, rain, pollutants and hail, causes damage to roofs.  Hail alone results in millions of dollars of damage to roofs each year.  Weather damage drives the demand for roofing contractors and increases costs for the insurance industry.  Consumers ultimately bear these costs when they pay for their annual insurance policies and premiums.  Hail damage affects virtually all types of roofing systems, including the commercial and residential sectors of the restoration industry. Our primary focus is the hail resistance of common residential roofing products, asphalt shingles, wood shingles and shakes, and concrete tile shingles. Whenever a city in North America is subjected to a severe hailstorm and the dollar losses exceed $5 million, the area is listed as a catastrophic loss by the American Insurance Association (AIA). This methodology allows the insurance industry to keep statistics on the amount of loss for each geographical location. These statistics are later used in actuarial tables to develop insurance rates for any given location. In the United States, the geographical frequency of hail has been studied by groups such as the National Board of Catastrophe (from 1949 to 1964) and the United States Weather Bureau (from 1950 to 1960).

A large number of severe hailstorms in the United States tend to occur in an area from south Texas to Minnesota and from Colorado to the east coast. We originally focused our storm restoration services in the states of Illinois, Missouri and Ohio due to the violent storm seasons these areas experience each year. However, we expanded into Florida, Minnesota, Louisiana and Indiana in an effort to create additional revenue generating opportunities.  The Company discontinued operations in Mississippi due to a diminished demand for restoration services.  The Company discontinued operations in Missouri after a potential acquisition by the Company of a local restoration company was not completed.

Insurance restoration and residential repair addresses damages from hail storms, tornadoes, hurricanes, flooding, and other natural disasters. The Company hopes to utilize wind and hail damage restoration as its gateway into the local, and eventually the national, marketplace. Below are the core areas of our operational focus.

Wind and Hail Damage Repair - In 2003, we targeted the states of Illinois, Missouri and Ohio for hail damage repair. Each year these states, as well as Minnesota, where the Company also has a presence, typically experience severe hail storms and other inclement weather that has created a demand for our services. By establishing a permanent presence centrally located near the major storm areas, we hope to give customers greater assurance that the Company will remain in the area to complete the warranty work. This stability allows the Company to develop relationships and reputation through quick response times, customer service, and quality workmanship fostering repeat and referral business which will add value to the Company.

Retail Sales - The Company has implemented a retail operation to compensate for decreased demand for insurance restoration and storm repair during the off-season. We have developed this business in a similar manner as the restoration operations by offering off-season repairs on roofing, siding, windows, and gutters to residents of Illinois and Ohio.  After the Company repairs approximately 500 to 1,000 storm-damaged roofs in a particular area, the Company begins to solicit business for roof replacement due to normal wear and tear. These repairs are paid for by the homeowner without the benefit of proceeds from an insurance claim. When needed, the Company may use relationships with various mortgage or lending institutions to assist the homeowner with financing the repair work. We believe that providing retail repairs, restoration and remodeling will not only foster growth in the Company’s revenues and profits, but will position the Company with the opportunity to further build its customer base and reputation.

Competition

The Company participates in an intensely competitive industry.  The Company’s primary competition is large corporations that have greater financial capabilities, established loyal customer relationships, name recognition, and reputation.  The Company will need to quickly develop similar qualities to achieve our vision of growth, profitability, and shareholder value.  Our customer acquisition is hindered by the reputation of the larger companies.  The Company also competes with smaller local family-owned businesses.  Local family-owned businesses may provide storm restoration services at a lower cost and charge less for their services than the Company could offer.

Fife Loans

On July 24, 2006, the Company issued an original issue discount note with an aggregate face amount of up to $1,650,000 to Mr. John Fife, a principal in Chicago Venture Capital, a firm not affiliated with the Company, which resulted in $1,000,000 of loan proceeds to the Company. The note was secured by a personal guaranty of the Company’s CEO, Terry Kiefer, and the guaranty was in turn secured by 17,000,000 shares of the Company’s Common Stock owned by Mr. Kiefer, which represents approximately 15.3% of the outstanding shares of the Company.

As of December 2006, the Company defaulted on the note due to its failure to deliver additional shares of Common Stock to Mr. Fife pursuant to the terms of the stock pledge agreement, as well as the Company’s failure to become a reporting company pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 by October 15, 2006. We entered into a Partial Settlement Agreement dated December 14, 2006 with Mr. Fife pursuant to which we issued to Mr. Fife, pursuant to Section 3(a)(10) of the Securities Act, 3,000,000 shares of freely tradable Common Stock as payment of $100,000 due and payable under the note and as partial settlement of Mr. Fife’s claims.  We also entered into a Partial Settlement Agreement dated February 9, 2007 with Mr. Fife pursuant to which we issued to Mr. Fife, pursuant to Section 3(a)(10) of the Securities Act, an aggregate of 6,000,000 shares of freely tradable Common Stock. As a result of the Partial Settlement Agreements, the Company’s obligations under the note have been fully satisfied.

On January 30, 2007, the Company borrowed $500,000 from Mr. Fife.  In connection with such loan, the Company issued an original issue discounted note pursuant to which the Company was obligated to pay Mr. Fife $825,000 on July 30, 2007. On each of February 26, 2007, April 11, 2007, May 17, 2007 and June 29, 2007, the Company borrowed an additional $250,000 from Mr. Fife, and the note was amended such that on July 30, 2007, the Company was obligated to pay Mr. Fife an aggregate of $2,481,000. The Company pledged 23,000,000 shares of its Common Stock to secure its obligations under the note.  In addition, the note is secured by a personal guaranty of the Company’s CEO, Terry Kiefer, and the guaranty is in turn secured by a pledge of 17,000,000 shares of the Company’s Common Stock owned by Mr. Kiefer.

The Company defaulted on the note by failing to pay the amount due on July 30, 2007.  On August 8, 2007, Mr. Fife filed a complaint against the Company, alleging that the Company had defaulted under the terms of the note by failing to deliver additional shares of Common Stock to Mr. Fife pursuant to the terms of the stock pledge agreement executed in connection with the note. We entered into a Partial Settlement Agreement dated August 15, 2007 with Mr. Fife pursuant to which we agreed to issue to Mr. Fife, pursuant to Section 3(a)(10) of the Securities Act, an aggregate of 12,000,000 shares of freely tradable Common Stock as payment of $800,000 due and payable under the note and as partial settlement of Mr. Fife’s claims, leaving a balance of $1,681,000 due and owing under the note. To date, we have issued 4,000,000 shares to Fife, and are scheduled to issue 4,000,000 on or about November 2, 2007 and 4,000,000 on or about January 4, 2008.

On August 31, 2007, the Company borrowed $250,000 from Mr. Fife. In connection with such loan, the Company issued an original issue discounted note pursuant to which the Company is obligated to pay Mr. Fife $375,000 on February 28, 2008.  On September 26, 2007, the Company borrowed an additional $150,000 from Mr. Fife, and the note was amended such that on February 28, 2008, the Company will be obligated to pay Mr. Fife $600,000.  The Company has pledged 7,500,000 shares of its Common Stock to secure its obligations under the note. In addition, the note is secured by a personal guaranty of the Company’s CEO, Terry Kiefer. The note is due upon the earlier to occur of (i) February 28, 2008, or (ii) the occurrence of an event of default.  The Company has the right to prepay the note in whole or in part prior to the maturity date.  Upon an event of default, Mr. Fife may elect to have the note repaid in stock of the Company (valued at the average closing bid price for the previous ten trading days), and, at the option of Mr. Fife, the shares of Common Stock to be used for this purpose may be newly issued shares, previously issued treasury shares or shares issued by the Company in its own name and held by one or more lenders to the Company as collateral security.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Management’s discussion and analysis should be read together with the Company’s consolidated financial statements and notes beginning on page 28.

Financial Results

The Company incurred a net loss of $3,419,405 for the fiscal year that ended on December 31, 2006 compared to a net loss of $1,642,075 for the fiscal year that ended on December 31, 2005. The loss reported in 2006 was mainly attributed to a challenging Florida market.

In 2005, the Company entered contracts to repair homes in Florida that were damaged by storms. The Company calculated its fees for the contracts based on the normal cost of materials. The insurance companies made initial payments to the Company to commence the restoration services at the prices specified in the contracts. The Company then paid its normal commissions to its salespersons. An unexpected shortage of repair materials in Florida caused their price to more than double. The Company had to cancel many of its contracts because we could not procure the necessary repair material and the Company was unable to recover the commissions paid to its salespersons for the cancelled contracts. In addition, the completed contracts were done at a minimal profit margin due to the increase in the cost of repair materials. The backlog of said projects continued through most of 2006 resulting in minimal contribution margin in Florida. In addition, an unusually mild hurricane season in this market made it difficult to produce new revenue in 2006.

At December 31, 2006, current assets exceeded current liabilities by $3,949,798, stockholders’ equity was $(2,626,414) and we had an accumulated deficit of $5,565,743. Accordingly, the Company depended on existing stockholders and new investors to finance its current operations.

The Company derives the majority of its revenue by providing residential and commercial roofing services. The Company installs new roofs, repairs damaged roofs and installs and repairs siding. We have one business segment for financial reporting purposes. The revenues from construction and renovation contracts are accounted for on a percentage-of-completion basis using the cost-to-cost method. The cost-to-cost method measures the percentage completion of a contract based on total labor cost incurred to date compared to labor estimated costs to completion.

Critical Accounting Estimates and Policies

The SEC defines “critical accounting policies” as those that are most important to the portrayal of a company’s financial condition and results and require management’s most difficult, subjective or complex judgments, often as a result of the need to make financial estimates about the effect of matters that are inherently uncertain. Accordingly, the methods, estimates and judgment we use to apply our most critical accounting policies has a significant impact on the results we report in our consolidated financial statements.

Based upon the SEC’s definition of critical accounting policies, our most critical estimates include the determination of allowances for doubtful accounts, depreciation and amortization, percentage of contract completion, employee benefit plan, income taxes and contingencies, the valuation for non-cash issuances of common stock, and the valuation allowance for deferred tax assets. The preparation of consolidated financial statements in accordance with generally accepted accounting principles (GAAP) in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although we believe that our estimates and assumptions are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates.

Percentage of completion is determined based on total cost estimates. If costs are overrun or original estimates are incorrect, net income may be materially affected. The Company has a history of making reasonably dependable estimates of the extent of progress towards completion and, accordingly, does not believe significant fluctuations are likely to materialize. However, if estimates of costs to complete fixed price contracts indicate a loss, a provision is made through a contract write-down for the total loss anticipated. The loss is recorded in the period that it becomes probable and estimable.

Allowance for doubtful accounts is based on historical trends. If future trends vary significantly then both net accounts receivables and net income could be materially affected. The Company deals mainly with insurance companies that provide funding to homeowners for the projects. As such, collection is normally very reliable.

Depreciation and amortization are based on standard estimates of useful lives for particular assets. If the actual useful life turns out to be shorter, this could result in a material write-off of assets.

Income tax provisions and deferred tax asset valuation allowances are based on estimated tax rates. If actual tax rates are different, net income could be materially affected. Similarly, if the Company’s future performance falls short of that necessary to take advantage of the deferred tax asset, net income may be materially affected. The utilization of net operating loss carryforwards could be subject to limitation in the event of a change in ownership as defined in the tax laws. To the extent that factors or conditions change, it is possible that reductions in the non-cash valuation allowance could occur which could have a material effect on the results of operations of the Company.

The valuation for non-cash issuances of common stock is based on estimates of the Company’s total market capitalization on the date of issuance. Fluctuations in market value may result in the over- or under-valuation of the shares issued.

For additional information regarding our “Summary of Significant Accounting Policies,” please see Note 3 in the Company’s consolidated financial statements.

Results of Operations

Comparison of 2006 and 2005

Income from Operations:

The Company’s income from operations decreased $886,572, with the Company reporting a loss of $3,065,283 in 2006 as compared to a loss of $2,178,711 in 2005. This reduction in income from operations resulted from a higher materials expense after entering into repair contracts. The Company was not able to pass on all of the higher costs of materials to its customers which decreased the Company’s profit margin.

Revenues:

Our revenues decreased $4,630,778, or 31%, to $10,522,982 for 2006 from $15,153,760 in 2005. The decrease in revenue was primarily the result of a lack of storms in Florida.

Material and direct labor costs:

Our material and direct labor costs decreased $2,682,191, or 28%, to $6,969,989 in 2006 from $9,652,180 in 2005. A decreased demand for our services to repair hurricane-damaged property in Florida resulted in lower material and direct labor costs.

Other Income (Expense):

Other expense increased by $767,597 to $818,688 for 2006 from $51,091 of expense for 2005. The increase in expense was primarily the result of interest payable on the Fife loans.

General and administrative expenses:

Our general and administrative expenses decreased $965,098, or 13% to $6,512,304 for 2006 compared to $7,477,402 for 2005. The decrease in general and administrative expenses was primarily the result of lower sales.

Liquidity and Capital Resources:

The Company had $42,985 in cash at December 31, 2006 compared to $41,150 at December 31, 2005. The Company’s current liabilities exceeded its current assets (working capital) by $3,949,798 at December 31, 2006 compared to $1,917,533 at December 31, 2005, increasing this deficit by $2,032,265 or 106%.

Operating Activities

Cash used in operating activities was $3,261,195 for the year ended December 31, 2006 as compared to cash used by operations of $1,320,749 for the year ended December 31, 2005, a decrease of $1,940,446, or 147%. The decrease in cash was primarily due to a net loss on operations.

Investing Activities

Cash used in investing activities was $45,450 for the year ended December 31, 2006 compared to $681,807 for the year ended December 31, 2005, a decrease of $636,357, or 93%. The decrease in cash used in investing activities resulted primarily from the use of all cash for operations; reducing cash available for investing activities.

Financing Activities

Cash provided by financing activities was $3,308,480 for the year ended December 31, 2006 compared to $1,971,063 for the year ended December 31, 2005, an increase of $1,337,417, or 68%. The increase in cash provided by financing activities was primarily due to $1,000,000 of cash proceeds from the issuance of notes payable and $1,734,231 of cash proceeds received from the sale of the Company’s Common Stock to investors.

Adequacy of Current Liquidity

The Company has funded its operations primarily by incurring indebtedness and selling its Common Stock. The principal use of cash has been for operating activities. The Company’s liquidity has been negatively impacted by its recent acquisitions in Florida, Mississippi and Minnesota.

As described under the caption “DESCRIPTION OF BUSINESS – Fife Loans” in this prospectus, on July 24, 2006 the Company issued an original discount note to Mr. John Fife, which resulted in $1,000,000 of loan proceeds to the Company.  The note was secured by a personal guaranty of the Company’s CEO, Terry Kiefer, and the guaranty was in turn secured by 17,000,000 shares of the Company’s Common Stock owned by Mr. Kiefer.  The Company defaulted on the note and subsequently entered into a Partial Settlement Agreement dated December 14, 2006 with Mr. Fife pursuant to which we issued to Mr. Fife, pursuant to Section 3(a)(10) of the Securities Act, 3,000,000 shares of freely tradable Common Stock as payment of $100,000 due and payable under the note and as partial settlement of Mr. Fife’s claims.  We have also entered into a Partial Settlement Agreement dated February 9, 2007 with Mr. Fife pursuant to which we issued to Mr. Fife, pursuant to Section 3(a)(10) of the Securities Act, an aggregate of 6,000,000 shares of freely tradable Common Stock.  As a result of the aforementioned settlement agreements, the Company has fully satisfied its obligations to Mr. Fife under this note.

Also as described under the caption “DESCRIPTION OF BUSINESS – Fife Loans” in this prospectus, on January 30, 2007, the Company borrowed $500,000 from Mr. Fife.  In connection with such loan, the Company issued an original issue discounted note pursuant to which the Company was obligated to pay Mr. Fife $825,000 on July 30, 2007. On each of February 26, 2007, April 11, 2007, May 17, 2007 and June 29, 2007, the Company borrowed an additional $250,000 from Mr. Fife, and the note was amended such that on July 30, 2007, the Company was obligated to pay Mr. Fife an aggregate of $2,481,000. The Company pledged 23,000,000 shares of its Common Stock to secure its obligations under the note.  In addition, the note is secured by a personal guaranty of the Company’s CEO, Terry Kiefer, and the guaranty is in turn secured by a pledge of 17,000,000 shares of the Company’s Common Stock owned by Mr. Kiefer. The Company defaulted on the note and subsequently entered into a Partial Settlement Agreement dated August 15, 2007 with Mr. Fife under which we have agreed to issue to Mr. Fife, pursuant to Section 3(a)(10) of the Securities Act, an aggregate of 12,000,000 shares of freely tradable Common Stock as payment of $800,000 due and payable under the note and as partial settlement of Mr. Fife’s claims, leaving a balance of $1,681,000 due and owing under the note. To date, we have issued 4,000,000 shares to Fife, and are scheduled to issue 4,000,000 on or about November 2, 2007 and 4,000,000 on or about January 4, 2008.

Also as described under the caption “DESCRIPTION OF BUSINESS – Fife Loans” in this prospectus, on August 31, 2007, the Company borrowed $250,000 from Mr. Fife. In connection with such loan, the Company issued an original issue discounted note pursuant to which the Company is obligated to pay Mr. Fife $375,000 on February 28, 2008.  On September 26, 2007, the Company borrowed an additional $150,000 from Mr. Fife, and the note was amended such that on February 28, 2008, the Company will be obligated to pay Mr. Fife $600,000.  The Company has pledged 7,500,000 shares of its Common Stock to secure its obligations under the note. In addition, the note is secured by a personal guaranty of the Company’s CEO, Terry Kiefer.

The proceeds from the loans from Mr. Fife enabled the Company to open two new locations, one in Akron, Ohio and one in Lexington, Kentucky. Both areas have recently been hit by heavy hail storms. The Company believes that operating cash flow combined with the additional loan proceeds will be sufficient to sustain current operations for the foreseeable future. In addition, if the outstanding warrants are exercised, the proceeds will supplement cash flow.

The Company is dependent on our ability to continue to obtain outside financing to fund our planned expansion and growth. Such outside financing should allow us to continue to make investments in our established markets and expand to other markets. Our ability to service debt and fund operations is dependent on the results of operations of our subsidiaries and their ability to provide cash.

Seasonality

The construction industry, including the roofing industry, is influenced by seasonal factors. Construction activities are usually lower during winter months. We attempt to increase our winter productivity by conducting business in the southern region of the United States. In addition, we expect to expand our sales and marketing efforts to control project scheduling. Nevertheless, our revenues and operating results will tend to be lower in the first quarter of each year as compared to the third quarter.

The roofing industry is also affected by natural disasters, such as tornadoes, hurricanes and windstorms. Profit margins are generally higher on disaster-related work than on discretionary work because the costs for immediate repairs are typically covered by insurance. Since disaster-related work requires an immediate response, we maintain a capacity that is scalable to respond to these needs. The absence of natural disasters will result in lower revenues and higher relative administrative expenses per revenue dollar.

Off-Balance Sheet Arrangements

We have operating leases that are not accrued on the balance sheet. The payments due under these leases are disclosed in footnote 9 of our consolidated financial statements. Other than these leases, we have no contractual commitments that do not appear on the balance sheet as of December 31, 2006.

DESCRIPTION OF PROPERTY

The Company’s corporate offices are in a 3,400 square foot facility located at 999 North Main Street, Suite 105, Glen Ellyn, Illinois, 60137 and is rented at approximately $3,700 per month from an unrelated party on a three year lease that expires in July 2009. The Company also operates ABC Exteriors from this same facility.

The following table sets forth the other properties that the Company currently leases to conduct its operations:

Address	Facility	Square Footage	Monthly Rent(1)	Lease Expiration
470 Schrock Road, Suite B Columbus, Ohio, 43229	Operations Office	2,400	$1,400	May 2008

14505 21st Avenue, Suite 206 Plymouth, Minnesota, 55447	Operations Office	4,977	$3,200	October 2008

1315 West 53rd Street Mangonia Park, Florida, 33407	Operations Office	9,752	$6,300	January 2008

3814 Veterans Avenue, Suite 205 Metairie, Louisiana, 70055	Sales Office	620	$700	January 2008

7132 Zionsville Road Indianapolis, Indiana, 46268	Operations Office	3,600	$2,300	May 2009

4976 Old Versailles Road Lexington, Kentucky, 40513	Operations Office	2,800	$1200	June 2008

1893-1889 Brittan Road Akron, Ohio, 44310	Sales Office	1,000	$900	December 2007

(1) Monthly rent is rounded to the nearest $100.

The Company’s leased space is not material to the actual provision of storm restoration repair services. The majority of the Company’s leases contain renewal provisions. If the Company is unable to renew a lease, it will seek to lease alternative space in the local market. We believe we can renew our leases or lease new space on comparable terms as the existing leases.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company’s Common Stock is traded on the Pink Sheets. The Common Stock does not currently pay any dividend.

The following table presents the high and low bid prices for the Company’s common equity for each quarter within the last two fiscal years and the first two quarters of 2007. Quotations reflect inter-date prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Quarter Ended	High	Low

June 30, 2007	$0.28	$0.1525

March 31, 2007	$0.23	$0.20

December 31, 2006	$0.12	$0.06

September 30, 2006	$0.65	$0.10

June 30, 2006	$0.495	$0.10

March 31, 2006	$0.27	$0.13

December 31, 2005	$1.36	$0.17

September 30, 2005	$2.52	$1.20

June 30, 2005	$0.61	$0.25

March 31, 2005	$0.60	$0.50

As of September 7, 2007, there were approximately 194 holders of record of the Company’s 111,041,559 outstanding shares of its Common Stock and 333 holders of record of the Company’s 3,302,323 outstanding shares of its Class B Common Stock.

The Company maintains an Equity Incentive Plan under which key employees may be granted qualified and nonqualified options to purchase shares of the Company’s Common Stock. The following table sets forth as of September 7, 2007 the Equity Incentive Plan under which equity securities of the Company are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity contribution plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	20,000,000	$0.08	0

Equity compensation plans not approved by security holders	0	N/A	0

Total	20,000,000	$0.08	0

The Equity Incentive Plan provides for administration by a committee comprised of at least two directors appointed by the board of directors. If no committee is appointed by the board of directors, then the Equity Incentive Plan is administered by the entire board of directors. The Equity Incentive Plan is currently administered by the Company’s CEO, Mr. Kiefer, who is the sole member of the board of directors. Under the Equity Incentive Plan, the Company may issue options that constitute incentive stock options to employees and nonqualified options to participants as selected by the committee that administers the Equity Incentive Plan. Unless otherwise approved by the committee that administers the Equity Incentive Plan, no option may be exercised more than three months after the optionee’s termination from service. The options listed in the above table may be exercised at any time during the two years following the termination of service with the Company.

EXECUTIVE COMPENSATION

The following table sets forth all plan and non-plan compensation awarded to, earned by, or paid to the Chief Executive Officer and the other executive officers of the Company during the last two completed fiscal years.

SUMMARY COMPENSATION TABLE

			Annual Compensation				Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Securities Underlying Options/SARs (#)
Terry Kiefer	2006	$154,000
President, CEO	2005	$206,027	$60,339	(2)	$132,945	(3)

Donald Humphrey,	2006	$109,585
Vice President	2005	$159,472	$6,000	(4)	$10,240	(5)	5,000,000

Mark Noffke (1)	2006	$105,577
CFO	2005	$150,000			$2,197		1,200,000

Scott Knoll	2006	$57,211					2,000,000
CFO	2005	N/A	N/A		N/A		N/A

(1)            Mr. Noffke resigned from the Company effective August 18, 2006.

(2)       Mr. Kiefer’s 2005 bonus is comprised of cash reimbursements for personal expenses, including, but not limited to, automotive maintenance, personal legal fees, monthly parking, and personal meals.

(3)       Mr. Kiefer’s 2005 “all other compensation” is comprised of aggregate payments of $46,839 for personal out-of-state housing rental expenses in excess of what the Company reimburses for business expenses, aggregate payments of $82,956 for personal automobile expenses and a $3,150 contribution to his 401(k) plan.

(4)       Mr. Humphrey’s 2005 bonus was comprised of three separate payments of $2,000 each.

(5)       Mr. Humphrey’s 2005 “all other compensation” is comprised of aggregate payments of $10,240 for out-of-state housing rental expenses.

The following table sets forth individual grants of stock options (whether or not in tandem with SARs) and freestanding SARs made during the last completed fiscal year to each of the named executive officers.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants

Name	Number of Securities Underlying Option/SARs Granted (#)	% of total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Prices ($/Sh)	Market Price of Underlying Security on Date of Grant	Expiration Date

Donald Humphrey, Vice President	5,000,000	30.1%	$0.05	$0.05	May 1, 2015

Mark Noffke, CFO (1)	1,200,000	7.2%	$0.12	$0.12	May 1, 2015

Scott Knoll	2,000,000	100%	0.12	0.115	September 26, 2016

(1)            Mr. Noffke resigned from the Company effective August 18, 2006.

LEGAL MATTERS

The validity of the shares of our Common Stock and Class B Common Stock offered by the Selling Stockholders will be passed upon by the law firm of Cane Clark LLP, Nevada.*

EXPERTS

The consolidated financial statements of the Company as of and for the years ended December 31, 2006 and 2005 included in this prospectus have been audited by Gately & Associates, LLC, independent registered public accountants, as stated in their report dated May 25, 2007, and have been included in this prospectus in reliance upon the report of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

L J Soldinger Associates LLC had been the principal independent accountant for the Company for the fiscal years ended December 31, 2003 and 2004. In February 2006, the Company dismissed L J Soldinger Associates LLC. The principal independent accountant’s report on the financial statements for the fiscal years ended December 31, 2003 and 2004 did not contain an adverse opinion or disclaimer of opinion, or modification as to uncertainty, audit scope or accounting principles.

*      To be provided by amendment

In connection with the audit of the financial statements prepared for the fiscal years ended December 31, 2003 and 2004 and to the date of dismissal, the Company had no disagreements with L J Soldinger Associates LLC with respect to accounting principles or practices, financial statement disclosure or auditing scope or procedure that, if not resolved, would have caused them to refer to the matter in their report.

The Company hired Gately & Associates, LLC to be its principal independent accountant on February 14, 2006 to audit the financial statements for the fiscal years ended December 31, 2004 and 2005. The sole member board of directors approved the change of accountants.

For the fiscal years ended December 31, 2003 and 2004, including the subsequent interim period through the date of the appointment of Gately & Associates, LLC, neither the Company, nor anyone on its behalf, consulted with Gately & Associates, LLC regarding any of the accounting or auditing concerns stated in Item 304(a)(2) of Regulation S-B.

The Company has provided L J Soldinger Associates LLC with a copy of this Form SB-2/A. We requested that L J Soldinger LLC furnish a separate letter addressed to the SEC stating whether the firm concurs with the above statements.

WHERE YOU CAN FIND MORE INFORMATION

After our registration statement on Form SB-2 becomes effective, we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at (http://www.sec.gov), where investors can view information we electronically file with the SEC. Our web site address is www.nationalstorm.com. The information on our web site is not incorporated into this prospectus.

FINANCIAL STATEMENTS

GATELY & ASSOCIATES, LLC
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders
National Storm Management, Inc.
Glen Ellyn, Illinois

We have audited the accompanying balance sheets of National Storm Management, Inc. as of December 31, 2006 and 2005, and the related statement of operations, equity and cash flows for the twelve months ended December 31, 2006 and 2005.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Storm Management, Inc., as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the twelve months ended December 31, 2006 and 2005 in conformity with U.S. generally accepted accounting principles.

Gately & Associates, LLC
Altamonte Springs, FL
May 25, 2007

National Storm Management, Inc.
Consolidated Balance Sheets

December 31,	2006	2005
Assets

Current Assets
Cash and cash equivalents	$42,985	$41,150
Accounts receivable (less allowance of $170,234 and $41,498 respectively)	640,805	664,984
Salesmen & Management advances	42,126	70,010
Inventories	54,790	165,076
Costs of uncompleted contracts in excess of related billings	81,042	554,410
Prepaid commissions	53,239	45,223
Other current assets	58,444	180,114

Total Current Assets	973,431	1,720,967

Property, Plant and Equipment, net	237,506	307,952
Intangibles	—	5,000
Deferred tax asset – net of valuation allowance	1,082,011	587,727
Other	24,148	97,004
Total Assets	$2,317,096	$2,718,650

Liabilities and Stockholders’ Equity

Current Liabilities
Billings on uncompleted contracts in excess of related costs	$415,981	$789,281
Accounts payable	1,386,280	1,654,689
Current portion on long term obligations	2,707,133	1,118,275
Other current liabilities	413,835	76,254

Total Current Liabilities	4,923,229	3,638,499
Non-Current Liabilities
Term loans, net of current portion	20,281	34,891
Other long—term obligation	—	—

Total Liabilities	4,943,510	3,673,390
Commitments and Contingencies
Stockholders’ Equity (Deficit)
Common stock, $.001 par value; 200,000,000 shares authorized; 69,692,194 and 49,113,903 shares issued and outstanding as of December 31, 2006 and 2005, respectively	69,692	49,114
Paid in capital	2,869,637	1,142,484
Accumulated deficit	(5,565,743)	(2,146,338)
Total Stockholders’ Equity (Deficit)	(2,626,414)	(954,740)

Total Liabilities and Stockholders’ Equity	$2,317,096	$2,718,650

See accompanying notes to financial statements.

National Storm Management, Inc.
Consolidated Statements of Income

Year ended December 31,	2006	2005

Revenues	$10,522,982	$15,153,760

Operating Costs and Expenses
Material and direct labor costs	6,969,989	9,652,180
General and administrative expenses	6,512,304	7,477,402
Depreciation and amortization	105,972	202,889

Total Operating Costs and Expenses	13,588,265	17,332,471

(Loss) from Operations	(3,065,283)	(2,178,711)

Other Income (Expense)
Interest expense	(826,414)	(91,222)
Other, net	7,726	40,131

Total Other Income (Expense)	(818,688)	(51,091)

(Loss) before Extra-Ordinary Items and Income Taxes	(3,883,971)	(2,229,802)

Extra-Ordinary Items

Loss on impairment of assets	(5,000)	—

Provision (Benefit) for Income Taxes	(469,566)	(587,727)

Net (Loss)	$(3,419,405)	$(1,642,075)

Basic earnings per common share	$(0.06)	$(0.04)

Basic weighted average common per share outstanding	61,872,773	42,245,088

See accompanying notes to financial statements

National Storm Management, Inc.
Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional
			Paid - In	Accumulated	Stockholders’
	Shares	Par Value	Capital	Deficit	Equity

Balance, January 1, 2005	34,000,000	$34,000	$—	$(504,263)	$(470,263)
Net (loss)	—	—		(1,642,075)	(1,642,075)
Issuance of stock & stock options for professional fees	6,800,000	6,800	746,200		753,000
Acquisition of assets of N.S.M. Inc.	6,000,000	6,000	(1,000)		5,000
Common stock issued	2,313,903	2,314	397,284		399,598
Balance, December 31, 2005	49,113,903	$49,114	$1,142,484	$(2,146,338)	$(954,740)
Net (loss)	—	—		$(3,419,405)	(3,419,405)
Common stock issued	17,578,291	17,578	1,723,192	—	1,740,770
Issuance of common stock in repayment of debt	3,000,000	3,000	(3,000)	—	—
Proceeds from sale of stock on Fife Loan			6,961	—	6,961

Balance, December 31, 2006	69,692,194	$69,692	$2,869,637	$(5,565,743)	$(2,626,414)

See accompanying notes to financial statements.

National Storm Management, Inc.
Consolidated Statements of Cash Flows

Year ending December 31,	2006	2005
Cash Flows from Operating Activities
Net income (loss)	$(3,419,405)	$(1,642,075)
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	105,972	202,889
Bad debt expense	242,094	—
Deferred income tax benefit	(494,284)	(587,727)
Loss (Gain) on sale of capital equipment	1,678
Stock and stock options under employment agreements	13,500	253,000
Loss on impairment of assets	5,000
Write-off of other asset as uncollectible	18,000
Forfeiture of security deposits	63,102
Changes in assets and liabilities
Accounts receivable, net	(217,915)	721,287
Advances	27,884	202,665
Inventories	110,286	264,376
Uncompleted contracts	100,068	(1,085,446)
Prepaid commissions and other assets	113,654	(140,325)
Accounts payable	(268,410)	479,210
Other current liabilities	337,581	11,397

Net cash provided by (used in) operating activities	(3,261,195)	(1,320,749)

Cash Flows from Investing Activities
Capital expenditures	(50,954)	(81,807)
Proceeds from dispositions of property, plant and equipment	13,750
Increase in security deposits	(8,246)
Decrease in other long-term liabilities	—	(500,000)
Acquisition of intangibles	—	(100,000)

Net cash used in investing activities	(45,450)	(681,807)

Cash Flows from Financing Activities
Increase in note payable		1,000,000
Issuance of common stock	1,734,231	899,598
Repayment of term loan	(14,610)
Decrease in current portion of notes payable	(61,141)
Proceeds from term loan	1,000,000	71,465
Discounted interest on term loan	650,000

Net cash provided by (used) in financing activities	3,308,480	1,971,063

Net Increase (Decrease) in Cash and Cash Equivalents	1,835	(31,493)

Cash and Cash Equivalents, beginning of year	41,150	72,643

Cash and Cash Equivalents, end of year	$42,985	$41,150
Cash paid for taxes	$24,718	$864
Cash paid for interest	$34,110	$91,222

See accompanying notes to financial statements.

National Storm Management, Inc.

Notes to Financial Statements

1. Description of Business

National Storm Management, Inc. (the “Company”) is a corporation organized in the State of Nevada and headquartered in Glen Ellyn, Illinois.  The Company is a storm restoration management firm specializing in residential home repair from the effects of wind and hail damage.  Upon entering a new market, the Company focuses on residential wind and hailstorm restoration services to develop name recognition and reputation. Once established in a market, management expands its operations through the acquisition and/or development of “off-season” retail operations. The Company presently maintains offices in Glen Ellyn, Illinois, Columbus, Ohio, Minneapolis, Minnesota, Metairie, Louisiana, and West Palm Beach, Florida.

2. Transactions of the Company

•                  The Company, formerly 18th Letter Inc, was formed on March 12, 2002, as a New York Corporation. This entity became a non reporting public shell company, defined as inactive, publicly traded on an unsolicited basis, with minimal assets or liabilities. On September 10, 2004 the Shareholders and Board of Directors approved a merger by and between The 18th Letter, Inc. (the “merging entity”), a New York corporation and The 18th Letter, Inc. Merger Sub (the “surviving entity”), a Nevada corporation. The merger was done for the sole and exclusive purpose of changing its domicile from New York to Nevada. All provisions extant in the Company’s constituent documents remain in force and effect; the directors and officers of the Company remain in position or office; the current shareholders of the Company became shareholders of the Surviving Entity with the same ownership, whether by shares or percentage, as held in the Company. Immediately upon the effectiveness of the merger the name of the company was approved to change to National Storm Management, Inc.

•                  The Company completed a reverse merger on February 24, 2005 through the exchange of 1,236,614 shares of National Storm Management Services, Inc. and a payment of $30,000 for the issuance of 34,000,000 shares of National Storm Management, Inc. (formerly known as 18th Letter Inc.) and the subsequent cancellation of 24,000,000 shares from the previous majority owner of National Storm Management, Inc. This brought the total common stock outstanding to 40,000,000 shares.

•                  This combination of the Company (formerly 18th Letter Inc.) and National Storm Management Services, Inc. was treated as a recapitalization of National Storm Management Services, Inc. and all equity transactions have been revised to reflect the recapitalization. As a result of the merger, the shareholders of National Storm Management Services, Inc. received approximately 85% of the then issued and outstanding common stock of the Company on a fully diluted basis, which resulted in National Storm Management Services, Inc. being treated as the accounting acquirer and thus the operations and the financial statements of National Storm Management Services, Inc. prior to the merger have become those of the Company, the surviving legal entity. In connection with the merger, the Company changed its name to National Storm Management, Inc.

•                  On September 21, 2004, National Storm Management Services, Inc.  acquired all of the outstanding stock of Pinnacle Roofing, Inc. (“Pinnacle”).  On December 1, 2004, the shareholders and members of KSMS-Illinois, LLC d/b/a ABC Exteriors, formerly d/b/a ABC Roofing, KSMS-Missouri, LLC d/b/a MSM Builders and Remodelers, KSMS-Minnesota, Inc. d/b/a MSM Builders & Remodelers, KSMS-Maryland, LLC d/b/a First Class Builders, KSMS-Ohio, LLC d/b/a First Class Roofing and Siding, and KSMS-Nebraska, Inc. consolidated their ownership into National Storm Management Services, Inc. in return for 8,248,330 shares of National Storm Management Services, Inc. common stock.  The reorganization was structured as a tax free transfer among entities under common control.

•                  In August 2003, KSMS-IL, LLC entered into an agreement with ABC Roofing, Inc. (“ABC”) to acquire the rights to use the name ABC Roofing and ABC’s telephone number and business license for a predetermined period ending in January 2005.  The purchase price was $100,000.  In addition, ABC was paid additional contingent compensation based on production totaling $159,748 in 2003 and 2004.  In August 2004, the parties agreed to terminate the previous agreement.  KSMS-IL,

LLC was required to discontinue using the above name and obtain a new license effective January 2005.  In consideration of terminating the agreement and releasing KSMS-IL, LLC from all claims ABC was paid a total of $100,000.  All of the above payments were allocated to intangible assets.  As of December 31, 2004 and 2003, the National Storm Management Services, Inc.  owed ABC $50,000.  The balance was paid in January and February of 2005.

•                  During 2004, the National Storm Management Services, Inc. entered into the Florida market place by purchasing the stock of Pinnacle Roofing, Inc. (“Pinnacle”).  As of the date of the acquisition, Pinnacle had only intangible assets, and no liabilities or operations.  During 2004 and 2005, the National Storm Management Services, Inc. paid $100,000 in a series of deferred acquisition payments.   National Storm Management Services, Inc. incurred an additional $16,000 of professional fees related to this acquisition.  All consideration and costs paid related to this acquisition were allocated to intangible assets which were acquired.  As of December 31, 2004, $50,000 of deferred acquisition payments remained outstanding.  This amount was paid in equal installments in February and May 2005.

•                  On September 16, 2005 the Company executed an office and warehouse lease to begin operations in Hattiesburg, Mississippi. This location was to service the damage areas from Gulf Shores, Alabama, Biloxi, Mississippi to Slidell, Louisiana operating under the name of Pinnacle Roofing Inc. To compliment its operation in Mississippi the Company launched in 2006 an office in Metairie, Louisiana.  This operation was closed in 2006.

•                  On October 19, 2005 the Company and Westurn Cedar Supply, Inc. signed a sales agreement for their respective subsidiaries, WRS, Inc. and Westurn Roofing and Siding, to perform residential restoration services in the Minneapolis area.  WRS, Inc. will provide the restoration services based on sales leads provided by Westurn Roofing and Siding.

3. Summary of Significant Accounting Policies

Management is responsible for the fair presentation of the Company’s consolidated financial statements, prepared in accordance with generally accepted accounting principles (GAAP).

The combination of the Company and National Storm Management Services, Inc. has been treated as a recapitalization of the Company. The company was the legal acquirer since it acquired a majority ownership interest in the Company. Consequently, the historical financial information included in the financial statements of the Company prior to February 24, 2005 is that of National Storm Management Services, Inc. Pro forma financial information is not presented since the combination is a recapitalization and not a business combination.

Consolidations

The consolidated financial statements include the accounts of the Company, and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

The Company classifies as cash and cash equivalents amounts on deposit in the banks and cash temporarily in various instruments with original maturities of three months or less at the time of purchase. The Company’s cash management system is integrated within three separate banking institutions.    Outstanding checks of $55,000 and $87,000 are reflected as a component of accounts payable as of December 31, 2006 and 2005 respectively. Certain balances that are maintained outside of this system are invested in overnight money market instruments.

Accounts Receivable

An allowance for doubtful accounts is maintained at a level management believes is sufficient to cover potential losses based on historical trends and known current factors influencing the Company’s customers. The majority composition of the receivables represents balances due from homeowners’ insurance companies. As settlements are reached with the insurance companies, any balances not collected become the responsibility of the homeowners. The Company places liens on customer’s homes when payment has been stretched beyond acceptable conditions.

Inventories

Inventories consist principally of roofing products and supplies which are valued at the lower of cost or market, using the first-in, first-out method.

Property, Plant and Equipment; Depreciation and Amortization

Property, plant and equipment are stated at cost less accumulated depreciation.  Expenditures for maintenance and repairs are charged to income as incurred.  Additions, improvements and major replacements that extend the life of the asset are capitalized.  The cost and accumulated deprecation and amortization related to assets sold or retired are removed from the accounts and any gain or loss is credited or charged to income in the period of disposal.

For financial reporting purposes, depreciation and amortization is provided on the straight-line method over the estimated useful lives of depreciable assets.  Financial reporting provisions for depreciation and amortization are generally based on the following annual rates and estimated useful lives:

Type of Asset	Rates	Years

Machinery and equipment	6% - 33%	3 — 15 years
Leasehold improvements (or life of lease where applicable)	20% - 50%	2 — 5 years

Intangible Assets

The Company follows the guidance of SFAS No. 142, “Goodwill and Other Intangible Assets” in 2002.  Accordingly, the intangible assets acquired by the Company are amortized on a straight-line basis, over their contractual lives of between one and two years.

The remaining goodwill as of December 31, 2005 was written off as a loss on impairment of assets in 2006.  Amortization expense for 2005 was $90,083.

Income Taxes

At December 31, 2006, the Company had federal tax net operating loss carry forwards of approximately $6,042,000. The federal and state tax loss carry forwards will begin to expire in 2015, unless previously utilized.

At December 31, 2006 deferred tax assets were recorded in the accompanying financial statements. The Company’s effective tax rate differs from the statutory rates associated with taxing jurisdictions because of permanent and temporary timing differences as well as a valuation allowance.

Pursuant to Internal Revenue Code Section 382, the Company’s use of its net operating loss carry forwards may be limited as a result of cumulative changes in ownership of more than 50% over a three year period.

A reconciliation of the statutory income tax rates and the Company’s effective tax rate is as follows:

Year Ended December 31,	2006

Combined statutory tax rates	-34.00%
Permanent differences	-.24%
Timing differences	.19%
Valuation allowance	21.34%

Provision for income tax expense(benefit)	-12.71%

The tax effects of the temporary differences and carry forwards that give rise to deferred tax assets consist of the following:

December 31,	2006

Deferred tax assets:
Loss carry forwards	$2,054,117
Other	109,904
Gross deferred tax assets	2,164,021

Valuation allowance	(1,082,010)

Deferred Tax Asset	$1,082,011

As of December 31, 2006, the Company recorded a valuation allowance of $494,284 related to the deferred tax assets.

Revenue Recognition

The Company recognizes construction contract revenues using the percentage-of-completion method, based on contract costs incurred to date compared with total estimated contract costs.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor and supplies.  General and administrative costs are charged to expense as incurred.  Losses on uncompleted contracts are charged in the period in which such losses are determined.

Costs in excess of amounts billed are classified as current assets under costs in excess of billings on uncompleted contracts.  Billings in excess of costs are classified under current liabilities as billings in excess of costs on uncompleted contracts.

Employee Benefits

During 2004 the Company adopted a defined contribution plan and a 401(k) plan with participation available to all employees. The Company matches $.50 for each dollar of employee contributions in the 401(k) plan and funds all contributions with cash.  The cost of this plan was

$13,020 in 2006 and $13,207 in 2005.  The plan was terminated as of December 31, 2006.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual outcomes may differ from those estimates.  Estimates are used in the determination of allowances for doubtful accounts, depreciation and amortization, percentage of contract completion, the valuation for non-cash issuances of common stock, employee benefit plan, income taxes and contingencies, among others.

Fair Value of Financial Instruments

The carrying amount of current assets and liabilities approximates fair value due to the relatively short maturity of these items.

4. Inventories

Inventories include the following as of December 31, 2006 & 2005 respectively:

December 31,	2006	2005

Roofing supplies	$54,790	$165,076

Total inventories	$54,790	$165,076

5. Uncompleted Contracts

Amounts associated with uncompleted contracts which relate to recoverable costs and accrued profits not yet billed on contracts in process are classified as current assets, billings on uncompleted contracts in excess of incurred cost and accrued profits are classified as current liabilities. These costs and billings on uncompleted contracts are summarized as follows:

	2006	2005

Costs of Uncompleted Contracts in Excess of Related Billings

Costs incurred on uncompleted contracts	$325,623	$878,063
Billings incurred on uncompleted contracts	(244,581)	(323,653)

Costs of uncompleted contracts in excess of related billings	81,042	554,410

Billings on Uncompleted Contracts in Excess of Related Costs

Billings incurred on uncompleted contracts	$562,254	$960,606
Costs incurred on uncompleted contracts	(146,273)	(171,325)

Billings on uncompleted contracts in excess of related costs	$415,981	$789,281

6. Property, Plant and Equipment

Property, plant and equipment includes the following as of December 31:

December 31,	2006	2005

Machinery and equipment	$38,354	$44,325
Leasehold improvements and office equipment	287,558	272,313
Vehicles	171,576	151,150

Total property, plant and equipment	497,488	467,788

Less accumulated depreciation	(259,982)	(159,836)

Property, plant and equipment, net	$237,506	$307,952

Total depreciation expense amounted to $105,972 and $112,805 for the years ended December 31, 2006 and 2005, respectively.

7. Long-Term Debt

Long-term debt includes the following as of December 31:

December 31,	2006	2005
Note Payable — John Fife	1,650,000
Note Payable — Trucolor	$1,000,000	$1,000,000
Vehicle term loans (Interest rates vary between 3.9 — 8.75%)	35,688	53,166
Vendor note payable	41,726	100,000
Less current maturities of long-term debt	(2,707,133)	(1,118,275)

Total long term debt	$20,281	$34,891

Note payable — John Fife

The company entered into a loan agreement with John M. Fife.  This note is an original discounted note averaging at a 30% discount rate over a one year period.  As security for the loan, The Company’s CEO pledged approximately 17,000,000 shares of the Company’s common stock to Fife.  If the Company defaults on the loan then Fife will have the right to foreclose on the shares of the Company’s common stock pledged as collateral and immediately begin to sell such stock until repaid in full.  The maturity date of this note is February 14, 2007.  In December of 2006, the company defaulted on the loan agreement.  At this time the loan agreement was amended to use replacement shares of stock in lieu of the CEO’s shares.  As of December 31, 2006, 100,000 shares of stock were sold and the liability was reduced accordingly.

Note payable - Trucolor

The Company entered into a bridge loan agreement for $1,000,000 private placement on September 2, 2005. Interest is computed at 6% per annum. This private placement initially is a convertible note that requires the Company to register 5,000,000 shares of stock through a 504 transaction within the state of Nevada to convert this note, upon failure to use best efforts to procure this registration, the note becomes convertible the later of October 31, 2005 or the 504 Nevada registration.

Vehicle Term Loans

The vehicle term loans represent vehicle-financing packages provided by Ford Motor Credit and Chrysler Financial Corporation in which the Company purchased vehicles for its operations.  The loans mature in September 2008 and are secured by the titles of the vehicles.

Vendor Note Payable

On October 12, 2005 the Company’s Pinnacle Roofing subsidiary entered into a promissory note with Gulfeagle Supply, Inc to periodically pay for certain roofing material and supply purchases that had exhausted its payment terms. This is a six month note that has an expiration date of April 25, 2006.

Maturities on long-term debt are as follows:

2007	2,707,133
2008	20,281
2009	—
2010	—
2011	—

Total maturities on
long-term debt	$2,727,414

Non-cash Investing and Financing Transaction:

In August 2003, the Company entered into two vehicle installment purchase agreements with Ford Motor Company and Chrysler Financial respectively to finance two dual axel pickup trucks for $92,695.

In December 2004, the Company entered into an $111,547 installment purchase agreement with Mercedes-Benz Credit to finance a vehicle. Subsequently, in September 2005 the Company transferred this liability to an officer of the Company. The transferred liability represented a non cash source of $101,683.

8. Income Taxes

A reconciliation of the statutory income tax rates and the Company’s effective tax rate is as follows:

Year Ended December 31,	2006

Statutory U.S. federal rate	-34.00%
Permanent differences	-.24%
Timing differences	-.19%
Valuation allowance	21.34%

Provision for income tax expense(benefit)	-12.71%

The tax effects of the temporary differences and carry forwards that give rise to deferred tax assets consist of the following:

December 31,	2005

Deferred tax assets:
Loss carry forwards	$2,054,117
Other	109,904
Gross deferred tax assets	2,164,021

Valuation allowance	(1,082,010)

$ 1,082,011

As of December 31, 2006, the Company recorded a valuation allowance of $830,037 related to the deferred tax assets.

9. Leases

The Company leases certain buildings, machinery and equipment under operating leases which generally require the Company to pay taxes, insurance and maintenance expenses related to the leased property.  The leases for office and warehouse space all have lease extension renewal options for an added two to three years at fair market rent values.  Office equipment leases are classified as operating lease and have a term of three to five years.  The Company believes that in the normal course of business, leases will be renewed or replaced by other leases.  Total rental expense for all operating leases, including those with duration of less than one year, was $580,249 and $727,208 in 2006 and 2005, respectively.

Future minimum lease payments as of December 31, 2006 under operating leases having initial or remaining noncancellable terms in excess of one year are as follows:

Year ending December 31,	Operating Leases

2007	$250,313
2008	129,900
2009	39,378
2010	—
2011	—
Thereafter	—

Total minimum lease payments	$419,591

10. Backlog

The following schedule summarizes changes in backlog on contracts during the year ended December 31, 2006.  Backlog represents the amount of revenue the Company expects to realize from uncompleted contracts in progress at year end and from contractual agreements on which work has not yet begun:

Backlog balance at December 31, 2005	$2,688,619
New contracts during the year ended December 31, 2006	9,276,709
Less contract revenues earned during the year
December 31, 2006	(10,522,982)

Backlog balance at December 31, 2006	$1,442,346

11. Commitments and Contingencies

A petition was filed in the County Court of Dallas County on March 22, 2006 by Trucolor, Inc. against the Company, National Storm Management Services, Inc., Barron Moore Holdings, Inc., Terry Kiefer and Thomas Bojadzijev.  The petition alleges that Barron Moore arranged a transaction between Trucolor and the Company in which the Company obtained a convertible promissory note from Trucolor in the amount of $1,000,000.  The terms of the promissory note allowed conversion of the debt into 5,000,000 shares of the Company at a value of $0.20 per share.  Trucolor alleges that the Company fraudulently diluted the existing shares of the Company’s stock thereby reducing the value of the collateral to secure the promissory note.  Trucolor is seeking actual and specific damages, consequential and incidental compensatory damages, and punitive damages.  The Company believes this claim is without merit and intends to vigorously defend itself.  However, management is unable to predict the outcome of this litigation.

A complaint was filed in the County Court of Hinds County, Mississippi by Roofing Supply Group, Inc., doing business as Roofing Supply Group — Jackson, against Pinnacle Roofing, Inc.  Roofing Supply Group is seeking more than $131,104.41 in damages from the Company.  This obligation was settled in 2007.

A complaint was filed in the Circuit Court of Montgomery County, Alabama on March 10, 2006 by North McDonough Properties, LLC, formerly known as Alabama Roofing Supply, LLC, against the Company.  The complaint alleges that the Company has failed to pay for material and supplies provided by Alabama Roofing Supply.  Alabama Roofing Supply is seeking actual damages in the amount of $55,610.41.  This obligation was settled in 2007.

The Company received a demand letter dated September 2, 2005 from Adorno & Yoss LLP demanding payment due to Palm Beach Newspapers, Inc. in the amount of $27,388.71.  If the Company does not remit payment, then Palm Beach Newspapers will consider further action against the Company.  Payment arrangements have been made with the creditor and the company fully expects to have this matter settled in 2007.

National Storm Management, Inc.
Notes to Financial Statements

12.	Significant Customers and Suppliers

The Company provides its product offerings to several thousand homeowners a year and therefore is not dependant on any one major customer for the survival of the company.

There are several manufactures in the industry that have established regional distribution sites to service their clients. In times of catastrophic conditions some of these supply lines need to be stretched to other parts of the country to meet demand requirements. The Company has not had any difficulty in procuring products for its operations.

13.	Reclassifications	Certain amounts reported in previous years have been reclassified to conform to the fiscal 2006 presentation. These reclassifications had no impact on reported net loss.

14.	Segment Reporting

The Company considers itself to be operating in one business segment, the exterior repair and remodeling construction business. This activity represents essentially all of the significant revenue generated by the Company.

15.	Capital Stock Activity

On October 6, 2006 the company filed an amendment to its Articles of Incorporation, which provided for an increase in the number of shares that it is authorized to issue and the creation of a new class of stock.  The company is now authorized to issue a total of 310,000,000 shares of stock, of which 300,000,000 shares are designated “Common Stock”, $0.0001 par value, and 10,000,000 shares are designated “Class B Common Stock.”, no par value.  As of December 31, 2006 and 2005, 69,692,194 shares and 49,113,903 shares of common stock were outstanding, respectively.

The Company completed a reverse merger on February 24, 2005 through the exchange of 1,236,614 shares of National Storm Management Services, Inc. and a payment of $30,000 for the issuance of 34,000,000 shares of National Storm Management, Inc. (formerly known as 18th Letter Inc.) and the subsequent cancellation of 24,000,000 shares from the previous majority owner of National Storm Management, Inc. This brought the total common stock outstanding to 40,000,000 shares.

This combination of National Storm Management, Inc. (formerly  18th letter Inc) and National Storm Management Services, Inc. was treated as a recapitalization of National Storm Management Services, Inc. and all equity transactions have been revised to reflect the recapitalization. As a result of the merger, the shareholders of National Storm Management Services, Inc. received approximately 85% of the then issued and outstanding common stock of the Company on a fully diluted basis, which resulted in National Storm Management Services, Inc. being treated as the accounting acquirer and thus the operations and the financial statements of National Storm Management Services, Inc. prior to the merger have become those of the Company. In connection with the merger, the Company changed its name to National Storm Management, Inc.

Stock Options, warrants or similar securities

In conjunction with the merger, the Company granted an option to purchase 2,000,000 shares of NSM’s common stock at an exercise price of $0.75 per share for a period of three years, to Shocker 100 Index, LP, and a limited partnership, in which Interim Capital Corp. is the general partner.  The option was granted for investment banking services previous by Interim Capital Corp related to merger.  In addition, 18,000,000 shares of the Company’s common stock was reserved for issuance under a nonqualified stock option plan was adopted on May 1, 2005.

In August 2005, the company issued 800,000 shares of restricted common stock in exchange for approximately $208,000 in services to be provided by consultants to the company.  The Company believes this issuance of securities is exempt from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering, or under Rule 506 of Regulation D promulgated under the Securities Act

On September 19, 2005 the Company relieved its liability obligation with TB & Associates through the issuances of 6,000,000 shares. The Company had recorded this liability as other long term liability.

The Company entered into an agreement with Ischian Holdings, Ltd, a BVI International Business Company, to selling stock through a Regulation S filing. The Company agreed to issue and sell common stock in an offshore transaction negotiated outside the U.S. and to be consummated and closed outside the U.S. This transaction was terminated on September 21, 2005. To date the Company has sold 1,313,903 common shares.

On December 28, 2005 the Company entered into agreement to sell 1,000,000 restricted shares of common stock at a price of $0.15 per common share to Nite Capital, L.P. This transaction also included common stock purchase warrants up to 1,000,000 shares at a strike price of $0.20 per common share. The Company believes this issuance of securities is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”),under Section 4(2) of the Act as transactions by an issuer not involving any public offering, or under Rule 506 of Regulation D promulgated under the Securities Act.

On February 9, 2006 the Company entered into an agreement with TJ Management Group, LLC, to sell 1,282,051 shares of unrestricted common stock at $0.078 per common share.  This offering was conducted in reliance upon the exemption from the registration requirements of the Act set forth in Rule 504 of Regulation D promulgated under the Act, and sections 5.1.T and 7 of the Texas administrative Code and Regulations.

On March 8, 2006 the Company entered into an agreement with Diller Investments LLC to sell 5,000,000 shares of unrestricted common stock at $0.08 per common share.  This offering was conducted in reliance upon the exemption from the registration requirements of the Act of set forth in Rule 504 of Regulation D promulgated under the Act, and sections 5.1.T and 7 of the Texas administrative Code and Regulations.

On April 7 and 10, 2006 the Company entered into an agreement with Mazuma Corp to sell 1,422,987 shares of unrestricted common stock at $0.056536 per common share. This was net of legal fees funded from the proceeds of this transaction. This offering is being conducted in reliance upon the exemption from the registration requirements of the Act set forth in Rule 504 of Regulation D promulgated under the Act, utilizing the State of Minnesota Administrative Code and Regulations for sale to Minnesota resident(s) as defined.

On October 20, 2006, the Company’s board of directors declared a stock dividend payable to each shareholder of record on October 27, 2006, equal to one share of Class B Common Stock for every twenty shares of Common Stock held by such shareholder.

16.	Un-audited Subsequent Events

On January 30, 2007, the Company borrowed $500,000 from John M. Fife.  This note is an original discount note averaging at a 30% discount rate over a one year period.  On February 26, 2007, the company borrowed an additional $250,000 from Mr. Fife, and the note was amended accordingly.  The company pledged 15,000,000 shares of its common stock to secure its obligations under the note.  If the Company defaults on the loan, then Mr. Fife will have the same right to foreclosure on the shares of the Company’s common stock pledged as collateral and immediately begin to sell such stock until he is repaid in full.  The maturity date of this note is July 30, 2007, at which time the amount of $1, 237,500 will be due and payable.

17.	Recent Accounting Pronouncements

In December 2004, the FASB revised FAS 123 through the issuance of FAS No. 123-R “Share Based Payment”, revised (“FAS 123-R”).  FAS 123-R is effective for the Company commencing July 1, 2005.  FAS 123-R, among other things, eliminates the alternative to use the intrinsic value method of accounting for stock based compensation and requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions).

The fair value based method in FAS 123-R is similar to the fair-value-based method in FAS 123 in most respects, subject to certain key differences.  Because there are no remaining unvested APB25 grants as of the adoption date and management does not believe that there will be significant change in the valuation methodologies, the Company does not anticipate that the adoption of FAS 123-R will have a material impact on the financial position or results of operations of the Company.

National Storm Management, Inc.
CONSOLIDATED BALANCE  SHEET
June 30, 2007

	Unaudited	Unaudited
	2007 June 30,	2006 June 30,
ASSETS
Current assets :
Cash	$230,628	$21,375
Accounts receivable (less respective allowances)	158,863	1,264,593
Inventories	34,446	175,509
Management & Salesman Advances	43,996	37,299
Cost in excess of billings	293,527	320,421
Prepaid Expenses	374	145,332
Other current assets	76,924	86,009
Total current assets	838,758	2,050,538

Property, plant and equipment	508,512	486,705
Less: Accumulated depreciation and amortization	(301,774)	209,678
Property, plant and equipment - net	206,738	277,027

Goodwill	—	5,000
Deferred tax asset - net of valuation allowance	1,082,011	848,727
Other	27,741	79,257
Total assets	$2,155,248	$3,260,549

LIABILITIES AND STOCKHOLDER EQUITY
Current liabilities :
Current maturities of long-term debt	$2,505,087	$1,081,363
Accounts payable - trade	1,182,062	1,507,769
Other current liabilities	1,200,996	34,160
Unearned income	177,413	—
Billings in excess of costs	37,961	1,133,669
Total current liabilities	5,103,519	3,756,961

Non-current Liabilities:
Term loan, net of current portion	27,322	26,836
Other long-term obligations	—	107,500
Total long term debt	27,322	134,336
Total liabilities	5,130,841	3,891,297

Stockholders’ Equity :

Common Stock 98,725,658 and 65,624,876 issued and outstanding	$78,592	$65,625
Additional paid in capital	4,688,561	2,544,637
Accumulated Deficit	(7,742,745)	(3,241,010)
Total Stockholders’ Equity	(2,975,592)	(630,748)
Total Liabilities and Stockholders’ Equity	$2,155,248	$3,260,549

*       These financial statements and notes thereto present fairly, in all material respects, the financial position of the company and the results of its operations and cash flows for the periods presented, in conformity with accounting principles generally accepted in the United States, consistently applied and hereby certified by
Terry Kiefer, President for National Storm Management, Inc.

National Storm Management, Inc.
CONSOLIDATED STATEMENT OF OPERATIONS
June 30, 2007
** UNAUDITED **

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
REVENUES:
Net trade sales	$2,445,833	$2,200,052	$3,829,388	$4,494,562

OPERATING COST AND EXPENSES:
Cost of product sold	1,334,866	974,500	2,172,289	2,501,434
Selling, administrative, and general	1,597,466	1,650,791	2,898,537	3,243,844
Depreciation and amortization	19,477	40,432	41,792	52,669
	2,951,809	2,665,723	5,112,618	5,797,947

INCOME (LOSS) FROM OPERATIONS	(505,976)	(465,671)	(1,283,230)	(1,303,385)

Interest expense	(637,963)	(21,950)	(900,209)	(51,028)
Other income (loss)	5,987	(826)	6,437	384

Income (loss) before income taxes and extraordinary gain	(1,137,952)	(488,447)	(2,177,002)	(1,354,029)
Provision (Benefit) for income taxes	0	(6,599)		(259,357)

NET INCOME (LOSS)	$(1,137,952)	$(481,848)	$(2,177,002)	$(1,094,672)

Basic Earnings per Share:
Weighted -average shares	$(0.01)	$(0.01)	$(0.02)	$(0.02)
Net earnings (loss)	$(0.01)	$(0.01)	$(0.02)	$(0.02)

*       These financial statements and notes thereto present fairly, in all material respects, the financial position of the company and the results of its operations and cash flows for the periods presented, in conformity with accounting principles generally accepted in the United States, consistently applied and hereby certified by
Terry Kiefer, President for National Storm Management, Inc.

National Storm Management, Inc.
CONSOLIDATED STATEMENT OF CASH FLOWS
June 30, 2007
**UNAUDITED**

	Six Months Ended
	June 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(2,177,002)	$(1,094,672)

Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, and amortization	41,792	52,669
Discounted interest on Fife loan	772,705	—
Forfeiture of security deposits	988
Deferred tax benefit		(261,000)
Stock and stock options issued for professional fees		9,375
Changes in components of working capital:
(Increase) decrease in accounts receivable – net	481,942	(599,609
(Increase) decrease in inventories	20,344	(10,433)
(Increase) decrease in advances	(1,870)	32,711
Increase (decrease) in cost in uncompleted contracts	(346,808)	578,377
(Increase) decrease in prepaid expenses	22,283	17,142
(Increase) decrease in other current assets	7,851
Increase (decrease) in accounts payable	(204,218)	(146,921)
Increase (decrease) in unearned income	177,413
Increase (decrease) in billings in uncompleted contracts	(243,698)
Increase (decrease) in other current liabilities	14,456	(42,094)
Other, net	(330)	—
Net cash provided by (used for) operating activities	$(1,434,152)	$(1,464,455)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	$(11,024)	$(27,143)
Increase (decrease) in other long-term liabilities		107,500
Net cash provided by (used in) investing activities	$(11,024)	$80,357

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	$1,827,825	$1,409,290
Repayment of term loan under foreclosure	(1,655,259)	(44,967)
Repayment of supplier note payable	(41,727)
Repayment of installment note payable	1,655
Proceeds from Fife loan	1,500,000
Increase in term loan	325	—
Net cash provided by (used in) financing activities	$1,632,819	$1,364,323

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$187,643	$(19,775)
Cash and cash equivalents, beginning of period	42,985	41,150
Cash and cash equivalents, end of period	$230,628	$21,375

Cash interest paid for the periods presented	$112,709	$51,028

* These financial statements and notes thereto present fairly, in all material respects, the financial position of the company and the results of its operations and cash flows for the periods presented, in conformity with accounting principles generally accepted in the United States, consistently applied and hereby certified by
Terry Kiefer, President for National Storm Management, Inc.

National Storm Management, Inc.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

June 30, 2007

**UNAUDITED**

		Common Stock	Additional	Retained	Stockholders'
	Shares	Par Value	Paid in Capital	Earnings	Equity
Balance, January 1, 2004	25,751,670	$25,752		$(314,052)	$(288,300)
Net income				65,952	65,952
Dividends paid – owners discretionary draw				(247,915)	(247,915)
Common stock issued in connections with new entities	8,248,330	8,248		(8,248)	—
Balance, December 31, 2004	34,000,000	$34,000		$(504,263)	$(470,263)
Issuance of stock options for professional fee	6,800,000	6,800	746,200	753,000
Acquisition of assets of N.S.M. Inc.	6,000,000	6,000	(1,000)	—	5,000
Common stock issued	2,313,903	2,314	397,284	—	399,598
Net income (loss)				(1,642,075)	(1,642,075)
Balance, December 31, 2005	49,113,903	$49,114	$1,142,484	$(2,146,338)	$(954,740)
Issuance of stock options for professional fees	—	—	—	—	—
Common stock issued	16,510,973	16,511	1,402,153	—	1,418,664
Net income (loss)				(1,094,672)	(1,094,672)
Balance, June 30, 2006	65,624,876	$65,625	$2,544,637	$(3,241,010)	$(630,748)
Issuance of stock options for repayment of debt	3,000,000	3,000	(3,000)	—	—
Proceeds from sales of stock on Fife loan			6,961		6,961
Common stock issued	1,067,318	1,067	321,039	—	322,106
Net income (loss)				(2,324,733)	(2,324,733)
Balance, December 31, 2006	69,692,194	$69,692	$2,869,637	$(5,565,743)	$(2,626,414)
Issuance of stock options for repayment of debt	29,033,464	8,900	1,818,924	—	1,827,824
Net income (loss)				(2,177,002)	(2,177,002)
Balance, June 30, 2007	98,725,658	$78,592	$4,688,561	$(7,742,745)	$(2,975,592)

National Storm Management, Inc. and Subsidiaries
Notes to Financial Statements
June 30, 2007

Note 1 — Basis of presentation

The accompanying consolidated balance sheets as of June 30, 2007, the consolidated statements of operations and cash flows for the three month period ended June 30, 2007 and 2006 and the consolidated statement of changes in stockholders’ equity for the three month period ended June 30, 2007 are unaudited. The data disclosed in the notes to the consolidated financial statements for those periods is also unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the position of the interim period. Interim operating results are not necessarily indicative of results for the full year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations relating to the interim financial statements.

Note 2 — Accounts receivable

Accounts receivable is recorded at net of $158,863 and $640,805 and includes an allowance of $169,408 and $44,230 in 2007 and 2006, respectively.

Note 3 — Fixed assets

Fixed assets are recorded at cost.  Depreciation is computed using the straight-line method.  Estimated service lives of fixed assets vary based on classification from 3-20 years.

As of June 30, 2007, the Company had fixed assets totaling $508,512 and accumulated depreciation of $301,774.  The Company recorded depreciation expense of $19,477 and $ 40,432 during the three month periods ended June 30, 2007 and 2006, respectively

Note 4 — Term loans

June 30,	2007
Note payable — John Fife — Convertible	$5,087
Note payable — John Fife -	1,500,000
Note payable — Bridge Loan	1,000,000
Vehicle term loans (Interest rates vary between 3.9 — 8.75%)	27,322
Less current maturities of long-term debt	2,505,087
Total long term debt	$27,322

On July 24, 2006 the Company borrowed $1,000,000 from John M. Fife. This note is an original discounted note averaging at a 30% discount rate over a one year period.  As security for the loan, the Company’s CEO pledged approximately 17,000,000 shares of the Company’s common stock to Mr. Fife.  If the Company defaults on the loan, then Mr. Fife will have the right to foreclose on the shares of the Company’s common stock pledged as collateral and immediately begin to sell such stock until he is repaid in full. In December 2006, the company defaulted on the loan agreement.  At this time, the loan agreement was amended to use replacement shares of stock in lieu of the CEO’s shares.  As of June 30, 2007, 9,000,000 shares of stock were issued and sold and the liability was reduced accordingly.

On January 31, 2007 the Company borrowed $500,000 from John M. Fife.  This note is an original discount note averaging at a 30% discount rate over a one year period.  On each of February 26, 2007, April 13, 2007, May 21, 2007, and June 29, 2007 the Company borrowed an additional $250,000 from Mr. Fife, and the note was amended accordingly.  The Company pledged 23,000,000 shares of it common stock to secure its obligations under the note.  If the Company defaults on the loan, then Mr. Fife will have the same right to foreclose on the shares of the Company’s common stock pledged as collateral and immediately begin to sell such stock until he is repaid in full.  The maturity date of this note is July 30, 2007, at which time the amount of $2,481,000 will be due and payable.

The Company entered into a bridge loan agreement for $1,000,000 private placement on September 2, 2005. Interest is computed at 6% per annum. This private placement initially is a convertible note that requires the Company to register 5,000,000 shares of stock through a 504 transaction within the state of Nevada to convert this note, failure to use best efforts to procure this registration, the note becomes due the later of October 31, 2005 or the 504 Nevada registration.

The vehicle term loans represent vehicle-financing packages provided by Ford Motor Credit and Chrysler Financial Corporation in which the Company purchased vehicles for its operations.  The loans mature in September 2008 and are secured by the titles of the respective vehicles.

Note 5 — Leases

Future minimum lease payments, under operating leases having initial or remaining noncancellable terms in excess of one year are as follows:

Year ending June 30,	Operating Leases

2008	$215,570
2009	110,055
2010	20,573
2011	0
Thereafter	0

Total minimum lease payments	$346,198

Note 6 — Income taxes

Deferred income taxes are provided for temporary differences in recognizing certain income and expense items for financial and tax reporting purposes. The deferred tax asset of $1,082,011 as of June 30, 2007 consisted primarily of the income tax benefits from net operating losses. A valuation allowance has been recorded to partially offset the deferred tax asset as the Company believes it is more likely than not that the assets will be utilized. Significant components of the benefit for income taxes for the six month period ended June  30, 2007 are as follows:

The tax effects of the temporary differences and carry forwards that give rise to deferred tax assets consist of the following:

June 30	2007

Deferred tax assets:
Loss carry forwards	$2,054,117
Other	109,904
Gross deferred tax assets	2,164,021

Valuation allowance	(1,082,010)

$1,082,011

As of June 30, 2007, the Company has not made any additional provision for deferred taxes.

At June 30, 2007 deferred tax assets were recorded in the accompanying financial statements. The Company’s effective tax rate differs from the statutory rates associated with taxing jurisdictions because of permanent and temporary timing differences as well as a valuation allowance.

Note 7 — Commitments and Contingencies

A petition was filed in the County Court of Dallas County on March 22, 2006 by Trucolor, Inc. against the Company, National Storm Management Services, Inc., Barron Moore Holdings, Inc., Terry Kiefer and Thomas Bojadzijev.  The petition alleges that Barron Moore arranged a transaction between Trucolor and the Company in which the Company obtained a convertible promissory note from Trucolor in the amount of $1,000,000.  The terms of the promissory note allowed conversion of the debt into 5,000,000 shares of the Company at a value of $0.20 per share.  Trucolor alleges that the Company fraudulently diluted the existing shares of the Company’s stock thereby reducing the value of the collateral to secure the promissory note.  Trucolor is seeking actual and special damages, consequential and incidental compensatory damages, and punitive damages.  The Company believes this claim is without merit and intends to vigorously defend itself.  However, management is unable to predict the outcome of any litigation.

Note 8 — Stockholders’ Equity

Earnings per Share

The basic earnings (loss) per share is calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares during the year.

The Company’s Articles of Incorporation authorizes the issuance of 300,000,000 shares of common stock, $0.0001 par value per share, of which 78,592,204 were outstanding as of June 30, 2007.

Recapitalization

The Company completed an acquisition on February 24, 2005 through the exchange of all of the outstanding 1,236,614 shares of National Storm Management Services, Inc. (“NSMS”) in return for 34,000,000 shares of National Storm Management, Inc. (formerly known as 18th Letter Inc.) (“NSM”).  At the time of the merger, the 18th Letter, Inc. was a public shell company listed on the “Pink Sheets” with virtually no operations, assets or liabilities.  In conjunction with the merger, 24,000,000 shares from the previous majority owner of National Storm Management, Inc. were cancelled.  Upon completion of the merger, the total common stock outstanding was 40,000,000 shares.  As a result of this merger, NSM is the legal acquirer and surviving entity but NSMS is considered the accounting acquirer since its shareholders obtained the controlling interest in NSM.

Stock Options, warrants or similar securities

In conjunction with the merger, the Company granted an option to purchase 2,000,000 shares of NSM’s common stock at an exercise price of $0.75 per share for a period of three years, to Shocker 100 Index, LP, and a limited partnership, in which Interim Capital Corp. is the general partner.  The option was granted for investment banking services previous by Interim Capital

Corp related to merger.  In addition, 18,000,000 shares of the Company’s common stock were reserved for issuance under a nonqualified stock option plan was adopted on May 1, 2005.

On December 28, 2005 the Company entered into an agreement to sell 1,000,000 restricted shares of common stock at a price of $0.15 per share to Nite Capital, L.P. This transaction also included common stock purchase warrants up to 1,000,000 shares at an exercise price of $0.20 per common share. The Company believes this issuance of securities is exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering, or under SEC Rule 506 of Regulation D.

On May 19, 2006, the Company granted La Jolla Cove Investors, Inc. a warrant for the right to purchase up to 20,000,000 shares of the Company’s common stock for a premium of $500,000. Upon exercising the warrant, La Jolla Cove Investors, Inc. shall pay the exercise price for the shares of common stock, such exercise price being the greater of (a) $0.001 per share or (b) 80% of the average of the five lowest volume weighted average prices of the Company’s common stock during the twenty trading days prior to the date of exercise. La Jolla Cove Investors, Inc. may effect a cashless exercise by surrendering the warrant for a number of shares, as determined by the provisions of the warrant. The warrant expires on May 18, 2009.

Common stock issued:

On February 9, 2006 the Company entered into an agreement with TJ Management Group, LLC, to sell 1,282,051 shares of common stock at $0.078 per share. This offering was conducted in reliance upon the exemption from the registration requirements of the Securities Act as set forth under SEC Rule 504 of Regulation D and Sections 5.1.T and 7 of the Texas administrative Code and Regulations.

On March 8, 2006 the Company entered into an agreement with Diller Investments LLC to sell 5,000,000 shares of common stock at $0.10 per share. This offering was conducted in reliance upon the exemption from the registration requirements of the Securities Act set forth under SEC Rule 504 of Regulation D and Sections 5.1.T and 7 of the Texas Administrative Code and Regulations.

On April 7 and April 10, 2006 the Company entered into an agreement with Mazuma Corp. to sell 1,422,987 shares of common stock at $0.056536 per share, net of legal fees funded from the proceeds of this transaction. This offering was conducted in reliance upon the exemption from the registration requirements of the Securities Act set forth under SEC Rule 504 of Regulation D and utilizing Section 80A.15, Subdivision 2 of the State of Minnesota Administrative Code and Regulations for sale to Minnesota residents.

On April 24 and May 1, 2006 the Company entered into an agreement with Mazuma Corp. to sell 1,100,000 shares of common stock at $0.06 per share. This offering was conducted in reliance upon the exemption from the registration requirements of the Securities Act set forth under SEC Rule 504 of Regulation D and utilizing Section 80A.15, Subdivision 2 of the State of Minnesota Administrative Code and Regulations for sale to Minnesota residents.

On May 2, 2006, the Company entered into an agreement with TJ Management Group, LLC to sell 1,250,000 shares of common stock at $0.06 per share. This offering was conducted in reliance upon the exemption from the registration requirements of the Securities Act under SEC Rule 504 of Regulation D and Sections 5.1.T and 7 of the Texas Administrative Code and Regulations.

On May 3, 2006, the Company entered into an agreement with Mazuma Corp. to sell 1,071,428 shares of common stock at $0.07 per share. This offering was conducted in reliance upon the exemption from the registration requirements of the Securities Act set forth under SEC Rule 504 of Regulation D and utilizing Section 80A.15, Subdivision 2 of the State of Minnesota Administrative Code and Regulations for sale to Minnesota residents.

On May 11, 2006, the Company entered into an agreement with Mazuma Corp. to sell 600,000 shares of common stock at $0.125 per share. This offering was conducted in reliance upon the exemption from the registration requirements of the Securities Act set forth under SEC Rule 504 of Regulation D and utilizing Section 80A.15, Subdivision 2 of the State of Minnesota Administrative Code and Regulations for sale to Minnesota residents.

On May 12, 2006 the Company entered into an agreement with TJ Management Group, LLC, to sell 476,190 shares of common stock at $0.105 per share. This offering was conducted in reliance upon the exemption from the registration requirements of the Securities Act as set forth under SEC Rule 504 of Regulation D and Sections 5.1.T and 7 of the Texas Administrative Code and Regulations.

On May 31, 2006 the Company entered into an agreement with Diller Investments LLC to sell 4,000,000 shares of common stock at $0.05 per share. This offering was conducted in reliance upon the exemption from the registration requirements of the Securities Act set forth under SEC Rule 504 of Regulation D and Sections 5.1.T and 7 of the Texas Administrative Code and Regulations.

On June 26, 2006, La Jolla Cove Investors, Inc. partially exercised its warrant by purchasing 233,317 shares of restricted common stock at $0.24 per share. The price was based on eighty percent (80%) of the average of the five lowest volume weighted average prices of the Company’s common stock during the twenty trading days prior to the date of exercise as determined by the provisions of the warrant entered into on May 19, 2006.

On July 12, 2006, La Jolla Cove Investors, Inc. partially exercised its warrant by purchasing 181,291 shares of restricted common stock at $0.28 per share. The price was based on eighty percent (80%) of the average of the five lowest volume weighted average prices of the

Company’s common stock during the twenty trading days prior to the date of exercise as determined by the provisions of the warrant entered into on May 19, 2006.

On July 14, 2006, La Jolla Cove Investors, Inc. partially exercised its warrant by purchasing 195,650 shares of restricted common stock at $0.28 per share. The price was based on eighty percent (80%) of the average of the five lowest volume weighted average prices of the Company’s common stock during the twenty trading days prior to the date of exercise as determined by the provisions of the warrant entered into on May 19, 2006.

On July 24, 2006, La Jolla Cove Investors, Inc. partially exercised its warrant by purchasing 349,040 shares of restricted common stock at $0.29 per share. The price was based on eighty percent (80%) of the average of the five lowest volume weighted average prices of the Company’s common stock during the twenty trading days prior to the date of exercise as determined by the provisions of the warrant entered into on May 19, 2006.

On October 6, 2006 the Company filed an amendment to its Articles of Incorporation, which provided for an increase in the number of shares that it is authorized to issue and the creation of a new class of stock.  The company is now authorized to issue a total of 310,000,000 shares of stock, of which 300,000,000 shares are designated “Common Stock”, $0.0001 par value, and 10,000,000 shares are designated “Class B Common Stock”, no par value.  As of June 30, 2007 78,592,204 shares of common stock were outstanding.

On October 20, 2006, the Company’s board of directors declared a stock dividend payable to each shareholder of record on October 27, 2006 equal to one share of Class B Common Stock for every twenty shares of Common Stock held by each shareholder.

Note 9 — Subsequent Events

On May 25, 2007, the Company exchanged the warrant previously issued to La Jolla Cove Investors, Inc. for a new warrant containing terms substantially similar to the previous warrant except that the expiration date has been extended to May 25, 2010, the exercise price reflects the $500,000 upfront payment previously made, and an exercise cap has been added to the warrant.  The exercise cap provides that if, by holding the warrant, the holder would be deemed the beneficial owner of more than 9.99% of the shares of Common Stock then outstanding, the Company shall not have the obligation to issue and the holder shall not have the right to receive any warrant shares which would exceed the 9.99% cap.

La Jolla Cove Investors assigned the warrant to John Fife. Mr. Fife partially exercised the warrant on July 31, 2007 pursuant to a cashless exercise.  Mr. Fife received 816,686 shares of Common Stock and the exercise price was paid by reducing available warrant shares by an additional 2,000,000 warrant shares, resulting in a constructive exercise price of $0.0906 per share. The Company believes this issuance of securities is exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.

The Company defaulted on its June 29, 2007 note to John Fife by failing to pay the amount due on July 30, 2007.  On August 8, 2007, Mr. Fife filed a complaint against the Company, alleging that the Company had defaulted under the terms of the note by failing to deliver additional shares of Common Stock to Mr. Fife pursuant to the terms of the stock pledge agreement executed in connection with the note. We entered into a Partial Settlement Agreement dated August 15, 2007 with Mr. Fife pursuant to which we agreed to issue to Mr. Fife, pursuant to Section 3(a)(10) of the Securities Act, an aggregate of 12,000,000 shares of freely tradable Common Stock as payment of $800,000 due and payable under the note and as partial settlement of Mr. Fife’s claims, leaving a balance of $1,681,000 due and owing under the note. To date, we have issued 4,000,000 shares to Fife, and are scheduled to issue 4,000,000 on or about November 2, 2007 and 4,000,000 on or about January 4, 2008.

On August 31, 2007, the Company borrowed $250,000 from Mr. Fife. In connection with such loan, the Company issued an original issue discounted note pursuant to which the Company is obligated to pay Mr. Fife $375,000 on February 28, 2008.  On September 26, 2007, the Company borrowed an additional $150,000 from Mr. Fife, and the note was amended such that on February 28, 2008, the Company will be obligated to pay Mr. Fife $600,000.  The Company has pledged 7,500,000 shares of its Common Stock to secure its obligations under the note. In addition, the note is secured by a personal guaranty of the Company’s CEO, Terry Kiefer. The note is due upon the earlier to occur of (i) February 28, 2008, or (ii) the occurrence of an event of default.  The Company has the right to prepay the note in whole or in part prior to the maturity date.  Upon an event of default, Mr. Fife may elect to have the note repaid in stock of the Company (valued at the average closing bid price for the previous ten trading days), and, at the option of Mr. Fife, the shares of Common Stock to be used for this purpose may be newly issued shares, previously issued treasury shares or shares issued by the Company in its own name and held by one or more lenders to the Company as collateral security.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Amended and Restated Articles of Incorporation provides that, to the fullest extent permitted by the Nevada Revised Statutes, an officer or director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages due to breach of fiduciary duty by such officer or director. The Nevada Revised Statutes provide that unless a corporation’s articles of incorporation provide for greater individual liability, an officer or director is not liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as an officer or director unless it is proven that: (1) his act or failure to act constituted a breach of his fiduciary duties as an officer or director, and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

The Company will not indemnify a director for any losses or expenses with respect to claims arising from an accounting of profits made from the purchase and sale by the director of the Company’s securities within the meaning of Section 16(b) of the Securities Exchange Act or for claims arising pursuant to Sections 304 or 306 of the Sarbanes-Oxley Act of 2002 or if a court determines that such indemnification is unlawful.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses of the Company in connection with the offering described in this Form SB-2.

SEC Registration Fee	$24
Accounting Fees and Expenses	1,000
Legal Fees and Expenses	140,000
Costs of Printing	20,000
Miscellaneous	1,000
Total	$162,024

RECENT SALES OF UNREGISTERED SECURITIES

Section 4(2) Exemptions

In August 2005, the Company issued 800,000 shares of restricted Common Stock to Crescent Funds LLC as advance payment in exchange for approximately $208,000 in services provided by Crescent Funds. Crescent Funds provided capital funding services to the Company by acting as an investment banking liaison and capital consultant from August 1, 2005 through January 31, 2006. In this capacity, Crescent Funds introduced the Company to potential investors and assisted in restructuring the Company’s business plan. The Company believes this issuance of securities is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), under Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering, or under SEC Rule 506 of Regulation D.

On September 19, 2005 the Company issued 6,000,000 shares of Common Stock to TB & Associates as payment for $500,000 of public relations, corporate finance and investment banking services provided by TB & Associates. TB & Associates provided these services in 2001 to one of the Company’s subsidiaries, KSMS-Missouri LLC.

On December 28, 2005 the Company entered into an agreement to sell 1,000,000 restricted shares of Common Stock at a price of $0.15 per share to Nite Capital, L.P. This transaction also included warrants that entitle Nite Capital, L.P. to purchase up to 1,000,000 shares at an exercise price of $0.20 per common share. The Company believes this issuance of securities is exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.

On May 19, 2006, the Company granted La Jolla Cove Investors, Inc. a warrant to purchase up to 20,000,000 shares of the Company’s Common Stock. La Jolla Cove Investors made an upfront payment of $500,000 to the Company. This $500,000 upfront payment will be applied towards the cash purchase price of the stock at the time of exercise of the warrants at a rate of $0.025 per share. Upon exercising the warrant, La Jolla Cove Investors, Inc. shall pay the exercise price for the shares of Common Stock, such exercise price being the greater of (a) $0.001 per share or (b) 80% of the average of the five lowest volume weighted average prices of the Company’s Common Stock during the twenty trading days prior to the date of exercise. La Jolla Cove Investors, Inc. may effect a cashless exercise by surrendering the warrant for a number of shares, as determined by the provisions of the warrant, on May 19, 2007. The warrant shall expire on May 18, 2009. La Jolla Cove Investors, Inc. partially exercised this warrant on the following occasions: (i) on June 26, 2006 by purchasing 233,317 shares of Common Stock at $0.2143 per share, (ii) on July 12, 2006 by purchasing 181,291 shares of Common Stock at $0.2758 per share, (iii) on July 14, 2006 by purchasing 195,650 shares of Common Stock at $0.2765 per share, (iv) on July 24, 2006 by purchasing 349,040 shares of Common Stock at $0.2865 per share and (v) on August 15, 2006 by purchasing 321,337 shares of Common Stock at $0.3112 per share. The Company believes this issuance of securities is exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.

On May 25, 2007, the Company exchanged the warrant previously issued to La Jolla Cove Investors, Inc. for a new warrant containing terms substantially similar to the previous warrant except that the expiration date has been extended to May 25, 2010, the exercise price reflects the $500,000 upfront payment previously made, and an exercise cap has been added to the warrant.  The exercise cap provides that if, by holding the warrant, the holder would be deemed the beneficial owner of more than 9.99% of the shares of Common Stock then outstanding, the Company shall not have the obligation to issue and the holder shall not have the right to receive any warrant shares which would exceed the 9.99% cap.

La Jolla Cove Investors assigned the warrant to John Fife. Mr. Fife partially exercised the warrant on July 31, 2007 pursuant to a cashless exercise.  Mr. Fife received 816,686 shares of Common Stock and the exercise price was paid by reducing available warrant shares by an additional 2,000,000 warrant shares, resulting in a constructive exercise price of $0.0906 per share. The Company believes this issuance of securities is exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.

Regulation S Filing

On December 16, 2005, the Company sold 1,313,903 shares of Common Stock to Ischian Holdings, Ltd, a BVI International Business Company, at a price of $0.20 per share in connection with a Regulation S filing. Pursuant to the requirements of Regulation S, the Company issued and sold this Common Stock in an offshore transaction negotiated outside the United States and consummated and closed outside the United States.

Rule 504 Sales

The Company conducted the following Common Stock sales in reliance upon the exemption from the registration requirements of the Securities Act as set forth under SEC Rule 504 of Regulation D and Sections 5.1.T and 7 of the Texas Administrative Code and Regulations:

•                  On February 10, 2006 the Company sold 1,282,051 shares of Common Stock to TJ Management Group, LLC at $0.078 per share resulting in gross proceeds of $95,250.

•                  On March 8, 2006 the Company LLC sold 5,000,000 shares of Common Stock to Diller Investments at $0.0408 per share resulting in gross proceeds of $203,751.

•                  On May 3, 2006, the Company sold 1,250,000 shares of Common Stock to TJ Management Group, LLC to sell at $0.0571 per share resulting in gross proceeds of $71,430.

•                  On May 15, 2006 the Company sold 476,190 shares of Common Stock to TJ Management Group,7 LLC at $0.10 per share resulting in gross proceeds of $47,600.

•                  On June 12, 2006 the Company sold 4,000,000 shares of Common Stock to Diller Investments LLC to sell at $0.0635 per share resulting in gross proceeds of $225,000.

The Company conducted the following Common Stock sales in reliance upon the exemption from the registration requirements of the Securities Act set forth under SEC Rule 504 of Regulation D and utilizing Section 80A.15, Subdivision 2 of the State of Minnesota Administrative Code and Regulations for sale to Minnesota residents:

•                  On April 3, 2006 the Company sold 416,666 shares of Common Stock to Mazuma Corp. at $0.0552 per share resulting in gross proceeds of $23,000.

•                  On April 5, 2006 the Company sold 481,321 shares of Common Stock to Mazuma Corp. at $0.0561 per share resulting in gross proceeds of $27,000.

•                  On April 13, 2006 the Company sold 525,000 shares of Common Stock to Mazuma Corp. at $0.0580 per share resulting in gross proceeds of $30,450.

•                  On April 24, 2006 the Company sold 600,000 shares of Common Stock to Mazuma Corp. at $0.06 per share resulting in gross proceeds of $36,000.

•                  On May 3, 2006, the Company sold 500,000 shares of Common Stock to Mazuma Corp. at $0.06 per share resulting in gross proceeds of $30,000.

•                  On May 3, 2006, the Company sold 1,071,428 shares of Common Stock to Mazuma Corp. at $0.07 per share resulting in gross proceeds of $75,000.

•                  On May 12, 2006 the Company sold 600,000 shares of Common Stock to Mazuma Corp. at $0.125 per share resulting in gross proceeds of $75,000.

EXHIBITS

3.1	Amended and Restated Articles of Incorporation as amended October 3, 2006*

3.2	By-laws*

4.1	Registration Rights Agreement between National Storm Management, Inc. and Nite Capital, L.P., dated December 28, 2005*

4.2	Common Stock Purchase Warrant between the Company and Nite Capital, L.P., dated December 28, 2005*

4.3	Securities Purchase Agreement between the Company and Nite Capital, L.P. dated December 28, 2005*

4.4	Original Issue Discount Secured Note made by the Company to John Fife dated July 24, 2006*

4.5	Guaranty dated July 24, 2006 given by Terry Kiefer in favor of John Fife with respect to The Company’s Original Issue Discount Secured Note*

4.6	Secured Stock Pledge Agreement between Terry Kiefer, as pledgor, and John Fife, as secured party, dated July 24, 2006*

4.7	Employment Agreement between Pinnacle Roofing, Inc. and Michael “Dean” Yancey dated September 21, 2005*

4.8	Bridge Loan Agreement between the Company and Trucolor Inc. dated September 1, 2005*

4.9	Convertible Promissory Note dated September 2, 2005 given by the Company to Trucolor, Inc.*

5.1	Opinion on legality**

10.1	Equity Incentive Plan approved by the Board of Directors*

10.2	Incentive Stock Option Award Agreement with Donald Humphrey dated May 1, 2005*

10.3	Nonqualified Stock Option Award Agreement with Donald Humphrey dated May 1, 2005*

10.4	Incentive Stock Option Award Agreement with Mark Noffke dated May 1, 2005*

10.5	Incentive Stock Option Award Agreement with Scott Knoll dated September 26, 2006*

10.6	Promissory Note dated October 12, 2005 given by the Company to Gulfside Supply, Inc. doing business as Gulfeagle Supply*

10.7	Option Agreement entered into on February 24, 2005 between Shocker 100 Index, LP and the Company*

10.8	Warrant to Purchase Common Stock granted to La Jolla Cove Investors, Inc. issued May 19, 2006*

10.9	Warrant to Purchase Common Stock granted to La Jolla Cove Investors, Inc. issued May 25, 2007

10.10	Fourth Amended and Restated Original Issue Discount Secured Note made by the Company to John Fife dated June 29, 2007

10.11	Fourth Amended and Restated Stock Pledge Agreement between the company and John Fife dated June 29, 2007

10.12	Third Amended and Restated Stock Pledge Agreement between John Fife and Terry Kiefer dated June 29, 2007

10.13	Third Amended and Restated Guaranty dated June 29, 2007 given by Terry Kiefer in favor of John Fife with respect to the Company’s Fourth Amended and Restated Original Issue Discount Secured Note

10.14	Amended and Restated Original Issue Discount Secured Note made by the Company to John Fife dated September 26, 2007

10.15	Amended and Restated Stock Pledge Agreement between the Company and John Fife dated September 26, 2007

10.16	Amended and Restated Guaranty dated September 26, 2007 given by Terry Kiefer in favor of John Fife with respect to the Company’s Original Issue Discount Secured Note

16.1	Letter on change in certifying accountant**

23.1	Consent of Gately & Associates, LLC

23.2	Consent of legal counsel (contained in Exhibit 5.1)**

*    Previously filed

**      To be filed in an amendment to this registration statement prior to effectiveness.

Undertakings

(a)           The Company hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events, which individually or together, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any additional or changed material information on the plan of distribution.

(b)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(d)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Glen Ellyn, State of Illinois, on October 5, 2007.

National Storm Management, Inc.

By:	/s/ Terry Kiefer
President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

By:	/s/ Terry Kiefer	October 5, 2007
Terry Kiefer
President and Chief Executive Officer

By:	/s/ Scott Knoll	October 5, 2007
Scott Knoll
Principal Financial and
Principal Accounting Officer